U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No 9. To Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLAREMONT TECHNOLOGIES CORP.

(Name of Small Business Issuer in its charter)
NEVADA	7372	98-0338263
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1250, 800 West Pender Street

Vancouver, British Columbia V6C 2V6.

(604) 880-5555

(Address and telephone number of principal executive offices)

Suite 1250, 800 West Pender Street

Vancouver, British Columbia V6C 2V6.

(Address of principal place of business or intended principal place of business)

James B. Parsons

Parsons Law Firm

500 108th Ave. NE, Suite 1710, Bellevue, WA 98004

(425) 451-8036

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as is practicable following filing with the Securities and Exchange Commission.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. N/A

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. N/A

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. N/A

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. N/A

Calculation of Registration Fee
Title of each Class of Securities To be Registered	Dollar Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common	3,100,000	$0.20(1)	$620,000	$163.68

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the price of the last private offering under Regulation S.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CLAREMONT TECHNOLOGIES CORP.

SIXTH AMENDED SELLING STOCKHOLDERS - PROSPECTUS

Securities Being Offered

Up to 3,100,000 shares of common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders. The maximum offering price for the securities offered by selling shareholders will be $.20, based on the latest price paid by existing shareholders.

Minimum Number of Shares To Be Sold in This Offering	None
Securities Issued And to be Issued	All of the common stock to be sold under this prospectus will be sold by existing shareholders.

The information in this prospectus is not complete and may be changed. Claremont Technologies may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prior to this registration, there has been no public market for the shares of Common. See RISK FACTORS and DESCRIPTION OF SECURITIES. There can be no assurances that an active trading market will continue in the future.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS
Item in Form SB-2 Prospectus Caption	Page
Front of Registration Statement and Outside Front Cover Page of Prospectus	1
Inside Front and Outside Back Cover Pages of Prospectus	2
Summary Information and Risk Factors	4
*Risks Related To Claremont's Industry	5
**Based On History, Sales, Equity Reserves And Technological Resources, Some Of Our Competitors Are Significantly Larger And More Established Than Claremont	5
**If Claremont Is Unable To Hire And Retain Key Personnel, It May Not Be Able To Develop Its Software And Its Business May Fail	6
*Risks Related To Our Company	6
**Because Claremont Has Only Recently Commenced Business Operations, It Faces A High Risk Of Developmental, Operational And Sales Failure	6
**If Claremont Is Unable To Compete Development Of Its Suite Of Wireless Networking Products, Then Its Business May Fail	6
**If Claremont Is Forced To Defend Its Position That It Is Not Using Other Manufacturers Proprietary Technology Then Substantial Fees Could Be Incurred Or Certain Technologies May Not Be Available To Us	7
**If Claremont Does Not Anticipate And Meet Specific Customer Requirements Or Respond To Technological Changes, Its Products Could Be Perceived As Outdated And Poor	7
**Based On Existing And Planned Growth Of Overhead, Claremont Must Retain And Expand A Customer Base Or Revenues Will Suffer Dramatically	7
**The Internet Wireless Network And Management Services Are Complex And May Have Errors Or Defects That Could Seriously Harm Business.	8
*Risks Related To This Investment	8
**Because Of Its Financial Condition And Business Plans, There Is Substantial Doubt As To The Company's Ability To Continue As A Going Concern, And, Accordingly, The Business Has A High Risk Of Failure	8
**Because A Small Group Of Existing Stockholders Own A Majority Of The Outstanding Common Stock, Investors May Find That Future Corporate Decisions Are Controlled By This Group Whose Interests May Differ From The Interest Of Other Stockholders	8
**As Officers And Directors Do Not Devote Their Full Business Time To The Company's Business, The Company May Not Be Able To Implement Its Business Plan And Its Business May Fail	8
**If The Company Does Not Obtain Additional Financing, Product Development, Operations Development, Marketing And Sales Will Fail	9
**If A Market For Our Common Stock Does Develop, Our Stock Price May Be Volatile	9
Use Of Proceeds	9
Determination of Offering Price	9
Dilution	9
Selling Security Holders	10
Plan of Distribution	12
Legal Proceedings	13
Directors, Executive Officers, Promoters and Control Persons	13
Security Ownership of Certain Beneficial Owners and Management	15
Description of Securities	15
Interest of Named Experts and Counsel	15
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	16
Organization within Last Five Years	16
Description of Business	16
Management's Discussion and Analysis or Plan of Operation	30
Description of Property	38
Certain Relationships and Related Transactions	38
Market for Common Equity and Related Stockholder Matters	39
Executive Compensation	40
Financial Statements	41
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	55
Indemnification of Directors and Officers	55
Other Expenses of Issuance and Distribution	55
Recent Sales of Unregistered Securities	56
Exhibits	56
Undertakings	57
Signatures	58
Power of Attorney	58

Until _____, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY INFORMATION AND RISK FACTORS.

Prospectus Summary. The following summary is supported by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus/Proxy. Each prospective investor is urged to read this Prospectus/Proxy in its entirety.

The selling shareholders named in this prospectus are offering all of Claremont Technologies shares of common stock offered through this prospectus. The shares were acquired by the selling shareholders directly from us in two private offerings that were relied upon as being exempt from registration under the US securities laws.

Claremont Technologies common stock is presently not traded on any market or securities exchange. 5,100,000 shares of common stock are issued and outstanding as of the date of this prospectus.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

SEE DILUTION AND RISK FACTORS.

SUMMARY

Claremont Technologies was incorporated on September 14, 1999 under the laws of the state of Nevada and is a development stage company. The Company currently owes one suite of software.

The principal offices are located at Suite 1250, 800 West Pender Street, Vancouver, British Columbia V6C 2V6.

The business plan is to develop software programs designed to assist people and organizations in building a group in interconnected computers that can share information. This group of computers is referred to as a network. The software is designed to work specifically on networks that have computers and other devices connected without the use of wires. This wireless transmission of information requires unique hardware and software devices to operate effectively. This type of wireless technology allows users to be more mobile with their computers around the office, assists in the use of laptops, and allows other devices such as printers, copiers, and palm pilots and other devices to communicate without wiring connections.

Claremont Technologies plan is to develop a software system, which can replace a number of costly hardware devices and work in conjunction with other wireless related devices. The computer software will be located in the existing central computer of a clients network, and will manage communications transmitted by dedicated wireless signal transmission/reception equipment

The Company intends to develop several software applications that will be referred to as the Claremont Clear Switch Software Suite. This suite is composed of the Clear Switch Manager, The Clear Switch Repeater, The Clear Switch Bridge, The Clear Switch Router, and finally the Clear Switch Complex.

The first product the Company plans to build and market is the Clear Switch Manager. This software, when completed, is designed to assist people in monitoring and managing numerous aspects of their computer network and wireless devices. The company also offers consulting services to assist in installing and managing technology of this nature.

Wireless network technology often offers reduced overhead, increased mobility and more diversity in allowing other technology to be introduced to the network. Claremont intends to develop its software to meet these expectations, plus offer ease of use and customization for the user of the software.

Once Claremont Technologies has completed development of its computer software, Internet web site (www.claremonttechnologies.com) and marketing materials, it plans to market its key software package (named The Clear Switch Manager) to small and medium sized businesses. The planned primary source of targeted revenues is to be from the sale of the software application and its related upgrades when available.

Claremont Technologies acquired the rights to develop the Clear Switch software package on August 20, 2000 from Southern Palm Development Corp.

Claremont Technologies has only recently commenced the development of the Clear Switch software. To date the company has earned $30,743 in consulting revenue. All components of the Clear Switch software have completed the preliminary design stage, and are now in the detailed design (architectural design) stage of development, including writing project management plans. Claremont Technologies has not yet started the actual programming of the Clear Switch Manager. The software is not ready for commercial use or sale.

Claremont Technologies has started development of its web site. Claremont Technologies has completed an initial version of the web site, but has not yet constructed the final site, other than to post basic information regarding Claremont Technologies. Accordingly, the business operation is in the start-up phase.

Claremont Technologies incurred a loss in the amount of $67,767 for its most recent year ended September 30, 2002. Claremont Technologies had cash in the amount of $786 as of September 30, 2002. Claremont Technologies' business plan calls for spending of approximately $775,000 over the next twelve-month period. Accordingly, Claremont Technologies does not have sufficient cash to proceed with our business plan at this time and will not be able to proceed with our business plan without additional financing.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

The Penny Stock Reform Act (Securities Exchange Act Section 3(a)(51A)) defines a penny stock as an equity security that is not registered on a national stock exchange or authorized for quotation on NASDAQ, and that sells for under $5.00 per share. Claremont's stock will be considered a penny stock under said Act. Since Claremont's stock will be considered a penny stock, a broker-dealer is required to provide a risk disclosure statement to a customer prior to recommending the sale of its stock. This could severely limit the ability to create a market for shares of Claremont's stock.

Risks Related to Claremont's Industry

Based on history, sales, equity reserves and technological resources, some of our competitors are significantly larger and more established than Claremont.

Claremont will face competition from competitors who are presently engaged in the business of hosting and content delivery and distribution services. These competitors include large, well-established companies such as Cerulean Tech Inc., Broadbeam Corporation, and MDSI Systems Corp. These competitors are well-established software providers that have established brand recognition with consumers. A key aspect of our business plan is to compete directly to establish approximately 2.1% long-term market share in this evolving industry. We intend to improve upon and specialize existing technology and methods with a specific target market. Claremont will attempt to compete against these competitors by developing proprietary software systems allowing customers comparable features, security and reporting. Claremont will differentiate itself by offering a different philosophy of organizing and presenting information and by serving particular markets defined by industry sector and geography.

Crucial to the success of Claremont is its ability to compete on the cutting edge of technological innovations, compatibility and customer service offerings after it enters the market. In addition, the Company may face competition based on price. If the Company's competitors reduce the fees charged for their software related products and services, then it may not be possible for Claremont to market its products and services at a price that is economically viable.

Any one of these results could adversely affect Claremont's business, financial condition and results of operations. In addition, competitors may develop competing services that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Claremont's inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

If Claremont is unable to hire and retain key personnel, it may not be able to develop its software and its business may fail

Claremont's Business Plan calls for the use of and access to a sophisticated talent pool and the development of proprietary software. The completion of these tasks will require that it hire or engage qualified computer programmers and technical personnel who can support the Claremont services and products. This requires people to be able to both effectively perform the technical and computer programming tasks required, but they must also possess strong communication skills with clients and have industry experience.

Once development of the product is completed, Claremont will require sales and marketing personnel with experience in the computer software, Internet and networking industries that are capable of implementing a successful marketing plan for the Claremont system. These networking people, computer programmers, technical personnel and sales and marketing personnel with both experience in the computer industry and wireless networking are in high demand and the Company may not be able to attract the staff needed at a cost that is within its operating budget. In addition, the Company may lose employees or consultants that are hired due to higher salaries and fees being offered by competitors or other businesses in the computer and Internet industries.

Management has been investing time and resources to develop and compile the required non-disclosure and confidentiality agreements for consultants, contractors, employee and others.

As the Claremont products cannot be patented, there are only small confidential software component designs to protect. The software system is not a new innovation to the market, and the key components that differentiate it in the market would only be shared and described to a very small group of key people who will be subject to non-disclosure agreements. However, if additional personnel were exposed to the confidential information, it might be difficult for the Company to control the release of its confidential information.

Risks Related to our Company

Because Claremont Has Only Recently Commenced Business Operations, It Faces a High Risk of Developmental, Operational and Sales Failure

Claremont was incorporated in September 1999. It completed the acquisition of the rights to develop the software required for the Claremont products in August 2000. It is presently in the process of development of the offices, proprietary computer software and web site that will be required to complete its business plan. It has earned $30,743.00 in revenues from consulting services and will not be able to earn any revenues from proprietary software until development of its network, computer software and web site revision is complete. Accordingly, it has little operating history from which investors can evaluate its business. An investor should consider the risks, expenses and uncertainties that an early stage company faces. These risks include our ability to successfully develop the appropriate services, software and website, to successfully market and sell services and to successfully upgrade systems and compete long term.

We have never been profitable and have only generated a total of $30,743.00 in revenue. As of September 30, 2002, the Company had an accumulated deficit of approximately $140,051. It is anticipated that Claremont will incur increased operating expenses without realizing profitability from sales prior to completion of its computer software and web site. Claremont expects to incur significant losses into the foreseeable future and recognizes that if it is unable to generate significant revenues from planned services, it will not be able to achieve profitability or continue operations and the business will fail.

If Claremont is unable to complete development of its suite of wireless networking products, then its business may fail

The Claremont consulting services, software and website are currently in the development stage. To date, we have not completed the development of a viable software product and we can provide no assurance that the product we are currently developing will have a commercial application. The success of our business operations will depend upon our ability to obtain further financing to complete successful development of the program and to attain profitable operations.

In order to commence sales of our software products we will have to complete programming of the Clear Manager software, our support services and our web site. We will have to complete testing of both our computer software and our support systems prior to commencing commercial operations in order to ensure that the software and the web site are functioning properly and are capable of being marketed to the public. If we are unable to develop a final software product or if we are unable to successfully integrate the software product into our Internet web site, we will not be able to earn any revenues. Our failure to earn revenues will cause our business to fail.

If Claremont is forced to defend its position that it is not using other manufacturers proprietary technology then substantial fees could be incurred or certain technologies may not be available to us.

Claremont has performed a certain amount of competitive research and this combined with management's familiarity with the technology leads us to believe that we are not developing or incorporating protected proprietary technologies. If however a claim is made against Claremont that it is indeed using protected technologies and Claremont is forced to defend itself then substantial legal fees could prove very detrimental to the operating capital of the firm. Should such a claim prove successful and the Claremont system is found to infringe on protected technology then such technology would have to be removed, replaced or require purchase and/or licensing agreements. It is possible that these additional expenses could prove substantial enough to affect operating capital in such a way that the business could fail.

If Claremont does not anticipate and meet specific customer requirements or respond to technological changes, its products could be perceived as outdated and poor.

The market for wireless networks and supporting services is characterized by rapid technological change, frequent new product introductions, and changes in customer requirements. The Company may be unable to respond quickly or effectively to these developments. Future success will depend to a substantial degree on the ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

The development of new or enhanced services through technology development activities is a complex and uncertain process that requires the accurate anticipation of technological and market trends.
We may experience financing, design, manufacturing, marketing and other unknown and unforeseen difficulties that could delay or prevent the development, introduction or marketing of new services and enhancements. In addition, the inability to effectively manage the transition from older services to newer services could cause disruptions to customer orders and harm Claremont's business and prospects.

Based on existing and planned growth of overhead, Claremont must retain and expand a customer base or revenues will suffer dramatically.

The Company currently incurs costs greater than revenues, and needs to increase customer revenue to become profitable. Claremont will incur significant fixed costs to purchase and maintain its development and testing network (approximately 5 interlinked computers, laptops and other mainstream handheld computing devices). It will also have payroll, contractor fees and administrative capital needs. If unable to retain or grow its customer base, Claremont will not be able to achieve the economies of scale necessary to offset its fixed and other operating costs. The Company's ability to attract new customers depends on a variety of factors, including the willingness of businesses to refine their network operations; the reliability and cost-effectiveness of the services provided; and Claremont's ability to effectively market such services.

To attract new customers, Claremont intends to significantly increase its sales and marketing expenditures. However, its efforts might not result in more sales as a result of the following factors: The Company may be unsuccessful in implementing its marketing strategies; it may be unsuccessful in hiring a sufficient number of qualified sales and marketing personnel; and its marketing strategies may not result in increased sales.

The software products and network infrastructure may be subject to failure or disruptions, which would seriously harm Claremont's business. Its business is dependent on providing customers with fast, efficient and reliable wireless systems management services. To meet these customer requirements Claremont must protect its network infrastructure against damage from human error, viruses, or power loss.

Despite precautions, the occurrence of human error or unanticipated problems (such as "software bugs" or nonfunctioning features) in one or more of its software applications could result in service interruptions or significant damage to client relations. The Company may be subject to legal claims and be liable for losses suffered by its customers for disruptions resulting from failures on Claremont's network. Agreements with customers will generally attempt to eliminate liability for consequential or punitive damages not caused by gross negligence or willful acts. However, those provisions may not protect the Company from being held liable for such damages.

The Internet Wireless Network and Management services are complex and may have errors or defects that could seriously harm business.

Claremont's wireless network/software system is highly complex and is designed as a sophisticated alternative to existing technology. Because of the nature of this service, it can only be fully tested when it is fully deployed in networks under real-world conditions.

In the future, there may be additional errors and defects in the software that may adversely affect service. If the
Company is unable to efficiently fix errors or unknown software problems that may be identified in the future, we could experience the loss of or delay in revenue and loss of customers. A failure to attract new customers or achieve market acceptance, loss of reputation and credibility, and possibly legal action by Claremont's customers are other possible effects.

Risks Related to this Investment

Because of its financial condition and business plans, there is substantial doubt as to the Company's ability to continue as a going concern, and, accordingly, the business has a high risk of failure

Claremont is a development stage company that is planning to develop a computer software application and related services business. These conditions raise substantial doubt as to the Company continuing as a going concern. The success of business operations will depend upon the Company's ability to obtain further financing to complete successful development of its planned business and to attain profitable operations. If the Company is not able to complete successful development of its business and attain profitable operations, then its business will fail.

Because a small group of existing stockholders own a majority of the outstanding common stock, investors may find that future corporate decisions are controlled by this group whose interests may differ from the interests of other stockholders

Directors, executive officers and affiliates beneficially own approximately 47.4% of the outstanding shares of common stock. Accordingly, they will have significant influence in determining the outcome of all corporate transactions, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

As officers and directors do not devote their full business time to the Company's business, the Company may not be able to implement its business plan and business may fail

The Company's officers and directors presently devote only a portion of their business time to the management of Claremont's business. There is no assurance that these officers and directors will be able to devote sufficient amounts of their business time to enable us to implement our business plan. If they do not devote a sufficient amount of their business time to the management of the business, then the business may fail.

If the Company Does Not Obtain Additional Financing, Product Development, Operations Development, Marketing and Sales Will Fail

The Company's business plan calls for significant expenses in connection with the development of the Claremont Clear Switch Software Suite software, third party reselling ventures and web site. Claremont anticipates that it will be spending approximately $774, 600 over the next twelve-month period in pursuing the stated plan of operations. Of these expenditures, Claremont anticipates that $492,600 will be spent in the next six months. It is anticipated that significant revenues from operations will not be realized until sometime after completion of the consulting services and development of the software. Accordingly, the Company will require additional financing in order to finance these development expenses. The Company does not have any arrangements for financing and can provide no assurance that it will be able to obtain the required financing when needed. Obtaining additional financing will be subject to a number of factors, including current market conditions, Investor acceptance of our business plan and Investor sentiment.

If a market for our common stock does develop, our stock price may be volatile

There is currently no market for Claremont's common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of the Company's common stock will be subject to wide fluctuations in response to several factors including:

    The ability to complete the development of the Claremont Clear Switch Software and website.

    The ability to complete the development of a commercially operating software sales and consulting business;

    The ability to generate revenues from sales of software and related services;

    The ability to generate brand recognition of the Claremont products and services and acceptance by consumers;

    Increased competition from competitors who offer competing services; and

    The Company's financial condition and results of operations.

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. The Company uses words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced as described in the this Risk Factors section and elsewhere in this prospectus.

USE OF PROCEEDS

Claremont Technologies will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Claremont Technologies will not determine the offering price of the common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders. See Plan of Distribution below.

DILUTION

The common stock sold will be sold by current shareholders of the issuer, and is not being sold by Claremont Technologies; therefore no information is required under this item.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 3,100,000 shares of common stock offered through this prospectus. The shares include the following:

1. 3,000,000 shares of the Claremont Technologies' common stock that the selling shareholders acquired from Claremont Technologies in an offering that was relied upon as being exempt from registration under Regulation S of the Securities Act of 1933, and completed on August 31, 2000;

2. 100,000 shares of Claremont Technologies common stock that the selling shareholders acquired from Claremont in an offering that was relied upon as being exempt from registration under Regulation S of the Securities Act of 1933 and completed on September 26, 2000.

The following table provides as of December 23, 2002, information regarding the beneficial ownership of the common stock held by each of the selling shareholders, including:

1. the number of shares owned by each prior to this offering;

2. the total number of shares that are to be offered for each;

3. the total number of shares that will be owned by each upon completion of the offering;

4. the percentage owned by each; and

5. the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
MARCO BABINI 2271 West 13th Avenue, Vancouver, BC, V6K 2S5	228,000	228,000	NIL	NIL
MARSHALL BERTRAM 15652 Aster Road, Surrey, BC V4A 1Y5	235,000	235,000	NIL	NIL
FRANK MACKAY #400, 73 Water Street Vancouver, BC V6G 1A1	205,000	205,000	NIL	NIL
WILLIAM CHANG 4275 Lancelot Drive, Richmond, BC V7C 4S4	232,000	232,000	NIL	NIL
INGRID FEDERATION 4524 Main Street Vancouver, BC V5V 3R5	218,000	218,000	NIL	NIL
RAMONA FEDERATION 475 West 41st Avenue Vancouver, BC V5Y 2S6	248,000	248,000	NIL	NIL
PABLO GUGLIELMETTI 9 de Julio 1885, 2000 Rosario, Santa Fe, Republica Argentina	242,000	242,000	NIL	NIL
MARLON MCLAIN 3252 West 1st Avenue, Vancouver, BC	230,000	230,000	NIL	NIL
SCOTT OPP 1039 Westmount Drive, Port Moody, BC V3H 1L1	215,000	215,000	NIL	NIL
MARK TODOROVIC 3250 West 1st Avenue, Vancouver, BC V6K 1H5	236,000	236,000	NIL	NIL
LANCE MORGINN P.O. Box 18008 2225 West 41st Avenue Vancouver, BC V6M 4L3	246,000	246,000	NIL	NIL
DON ROGELSTAD 1006 Ogden Street Coquitlam, BC V3C 3P1	240,000	240,000	NIL	NIL
TOM STOKES 216 1220 Falcon, Coquitlam, BC V3E 2E5	225,000	225,000	NIL	NIL
PENNY BERTRAM 15652 Aster Road, Surrey, BC V4A 7R6	5,000	5,000	NIL	NIL
JORDAN BUCK 11671 Astec Street Richmond, BC V6X 1H9	6,500	6,500	NIL	NIL
PAMELA BUCK 11671 Astec Street Richmond, BC V6X 1H9	5,500	5,500	NIL	NIL
ALBERT CHARRON 23387 70A Avenue, Langley, BC V2Y 2J2	5,000	5,000	NIL	NIL
OMAR DAHLLA 10691 Bissett Drive, Richmond, BC V7A 4K8	3,500	3,500	NIL	NIL
DIANE EDEN 5718 132A Street, Surrey, BC	7,000	7,000	NIL	NIL
ANDREW EVANS 3937 West 36th Avenue Vancouver, BC V6N 2S7	7,500	7,500	NIL	NIL
WERNER HAGMAYER 12780 20a Ave. Surrey, BC Canada V4A 7R5	6,000	6,000	NIL	NIL
SARAH HOFMANN 11786 Alderwood Crescent Delta, BC, Canada V4E 3E6	1000	1000	NIL	NIL
GARRY MACKINNON 2189 Ocean Forest Dr. Surrey, BC, Canada	1500	1500	NIL	NIL
MICHELLE MACKINNON 2189 Ocean Forest Drive, Surrey, BC, Canada	2500	2500	NIL	NIL
JUDITH MASON 109-1770-128 St., Surrey, BC, Canada V4A 8V1	4500	4500	NIL	NIL
JOSHUA MORITA 5785 Agronomy Road, Vancouver, BC, Canada, V6T 1L9	5000	5000	NIL	NIL
KEN RALFS #42-3459 River Rd. W, Ladner, BC, Canada, V4K 4Y9	3000	3000	NIL	NIL
CHRISTINA ROBERTSON 13425 20A Ave., Surrey, BC, Canada, V4A 9N8	6000	6000	NIL	NIL
IRMI SCHOPE 12780-20th. Ave., Surrey, BC, Canada, V4A 7R6	7,500	7,500	NIL	NIL
DARREN SILVESTER #505-706 Queens Ave., New Westminster, BC, Canada.	5,000	5,000	NIL	NIL
GREG SMITH 5785Agronomy Road, Vancouver, BC, Canada, V6T 1L9	7,500	7,500	NIL	NIL
SHEILA TAIT 13008-13th Ave., White Rock, BC, Canada.	2,500	2,500	NIL	NIL
DWAYNE YARETZ 959 Homer, Vancouver, BC, Canada.	8,000	8,000	NIL	NIL

Except as otherwise noted in this list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sell shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 5,100,000 shares of common stock outstanding on September 30, 2002.

Other than Mrs. Christina Robertson, none of the selling shareholders or their beneficial owners:

- has had a material relationship with Claremont Technologies, other than as a shareholder at any time within the past three years; or

- has ever been an officer or director of Claremont Technologies or any of its predecessors or affiliates.

Mrs. Christina Robertson is the beneficial owner of Southern Palm Development Corp. Claremont Technologies acquired the rights to develop the Clear Switch software from Southern Palm Development Corp. in consideration for a purchase price of $18,000. See below under Organization Within Last Five Years. Mrs. Robertson is the owner of 6,000 shares of the common stock.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets or exchanges as the common stock may from time to time be trading;

2. In privately negotiated transactions;

3. Through the writing of options on the common stock; or

4. In any combination of these methods of distribution.

The sales price to the public may be:

1. The market price prevailing at the time of sale;

2. A price related to such prevailing market price; or

3. Such other price as the selling shareholders determine from time to time.

Until the Company's stock is listed on an exchange, the Company expects the minimum sales price to be $.20 per share, based on the last price at which current shareholders purchased stock. The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with Claremont Technologies. Such partners may, in turn, distribute such shares as described above. Claremont Technologies can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

Claremont Technologies is bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with Claremont Technologies' common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of Claremont Technologies' securities or attempt to induce any person to purchase any of its securities other than as permitted under the Securities Exchange Act.

LEGAL PROCEEDINGS

Claremont Technologies is not currently a party to any legal proceedings. Claremont Technologies' agent for service of process in Nevada is Michael A. Cane, 2300 West Sahara Avenue, Suite 500, Box 18, Las Vegas, Nevada 89102.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Claremont Technologies' executive officers and directors and their respective ages as of September 30, 2002, are as follows:

Directors:

Name of Director	Age
John Morita	53
Brian Kejser	30

Executive Officers:

Name of Officer	Age	Office
John Morita	53	President and Chief Executive Officer
Brian Kejser	30	Secretary, Treasurer and Chief Financial Officer

Set forth below is a brief description of the background and business experience of each of the executive officers and directors for the past five years.

Mr. John Morita is president and chief executive officer and is a member of the board of directors. Mr. Morita was appointed to the board of directors and president and CEO on September 14, 1999. Mr. Morita is a certified general accountant and presently is a principal and senior officer of North American Mortgage Corporation, a private mortgage lending and real estate development company. He is also presently a principal and senior officer of Biota Natural Products Inc. and Biota Control Inc., which are involved in the manufacture and distribution of fine chemicals. All companies are based in Vancouver, British Columbia.

Mr. Morita was a director of Clipclop.com, a company traded on the OTC Bulletin Board. Mr. Morita joined Clipclop.com in February, 1997, and served as a director until April, 2000. Mr. Morita Served as Chief Financial Officer and Secretary of Fortuna Resources Inc. from June, 1996, to March, 1998, and Morena Ventures Inc. from April, 1996, to March, 1998. Both companies trade on the Canadian Venture Exchange. Mr. Morita served as Director and VP of Finance for Columbia Fuels Inc. from November, 1995, to March 1996, and a predecessor company, American Power and Waste Management Ltd. from March, 1994, to November, 1995. Both companies traded on the Canadian Venture Exchange.

Mr. Brian Kejser is the secretary, treasurer and chief financial officer and is a director of Claremont Technologies. Mr. Kejser was appointed to the board of directors on September 14, 1999. Mr. Kejser is a software and systems engineering consultant, and is currently employed by Data Bit Software Solutions Ltd. as a senior consultant and has held such position since June 1998. Data Bit Software Solutions Ltd. is in the business of data technology and computer application development services. Mr. Kejser was employed by Ames Safe Air Products from July, 1996 to May, 1998 as a software developer. Mr. Kejser received a Bachelors of Science degree from the University of British Columbia in May, 1996.

Employment Agreements

Both Mr. Morita and Mr. Kejser have signed employment agreements in which they have agreed that all proprietary information developed or produced while working for Claremont will be owned by Claremont. The agreements also provide that the employees will not compete with Claremont for a period of 1 year from the date they cease to be employed by Claremont, except as a passive investor in a publicly traded company. Copies of the employment agreements referred to herein are attached as an Exhibit to this filing.

Mr. Morita has also signed a consulting agreement, in which he agrees to exercise general direction and supervision over the business and financial affairs of Claremont, provide overall direction and to report to the Board of Directors regarding the progress of Claremont.

Directors are appointed for a one-year term to hold office until the next annual general meeting of shareholders, or until removed from office in accordance with company bylaws. Officers are appointed by the board of directors and hold office until removed by the board.

Significant Employees

Claremont has no significant employees other than the officers and directors described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to Claremont Technologies to own more than 5% of the outstanding common stock as of September 30, 2002, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common Stock	John Morita Director, President & Chief Executive Officer 145 West 44th Avenue Vancouver, BC V5Y 2V3	2,000,000 shares	39.2%
Common Stock	All Officers and Directors as a Group that consists of 1 persons.	2,000,000 shares	39.2%

The percent of class is based on 5,100,000 shares of common stock issued and outstanding as of September 30, 2002.

DESCRIPTION OF SECURITIES

General

The authorized capital stock consists of 25,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of September 30, 2002, there were 5,100,000 shares of common stock issued and outstanding that were held by thirty-four (34) stockholders of record.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of Claremont Technologies' capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of company stockholders. A vote by the holders of a majority of the outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane & Company, LLC, of Las Vegas, Nevada, an independent legal counsel, has provided an opinion on the validity of Claremont Technologies' common stock.

Morgan & Company, independent chartered accountants, British Columbia, audited financial statements and presented their report with respect to the audited financial statements. Morgan & Company's report was given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by Nevada Statutes, Claremont Technologies may indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Claremont Technologies directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities originates under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Claremont Technologies pursuant to the foregoing provisions. Claremont Technologies has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Claremont Technologies will, unless in the opinion of legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. Claremont Technologies will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Claremont Technologies was incorporated on September 14, 1999 under the laws of the state of Nevada. Claremont Technologies acquired the rights to develop "Clear Switch" software on August 20, 2000 from Southern Palm Development Corp., in consideration for a purchase price of $18,000.

Mrs. Christina Robertson, one of Claremont Technologies' shareholders, beneficially owns Southern Palm Development Corp.

Mr. John Morita, Claremont Technologies' president and a director and chief executive officer, and Mr. Brian Kejser, the secretary and treasurer and a chief financial officer, have been the sole promoters since inception. Other than the purchase of their stock, neither Mr. Morita nor Mr. Kejser has entered into any agreement with the Company in which he is to receive from Claremont or provide to the Company any thing of value. Mr. Morita has acquired 2,000,000 shares of common stock at a price of $0.001 US per share. Mr. Morita paid a total purchase price of $2,000 for his shares. Mr. Morita purchased these shares effective August 4, 2000.

DESCRIPTION OF BUSINESS

Claremont Technologies was incorporated on September 14, 1999 under the laws of the state of Nevada and is a development stage company. The company does own the rights to develop and the designs of one suite of software, which is forming the basis of the Clear Switch suite of products.

The business plan is to develop a group of software programs designed to assist people and organizations in building and managing a group of interconnected computers (a network) that can share information wirelessly. We refer to this group of software applications as the Claremont Clear Switch Software Suite. This group is composed of the Clear Switch Manager, The Clear Switch Repeater, The Clear Switch Bridge, The Clear Switch Router, and finally the Clear Switch Complex. The company also offers consulting services to assist in compiling, installing and managing technology of this nature.

These software components are designed to operate on small computer networks known as Local Area Networks (LANs). These LANs can be found in most office environments, as well as a more dispersed computer network referred to as a Wide Area Network (WAN), used in connecting distant offices and workers. The software consists of a desktop computer display that connects to advanced computer networking software and technology (IP firewall). An IP Firewall is a Security system for digital networks, Internet Protocol (IP) routing, network address translation (NAT), and Dynamic Host Configuration Protocol (DHCP). IP routing is common technology for sending and addressing digital information. NAT is used for connecting multiple computers behind a single Internet connection. DHCP is the most widely used software for the automated assignment of internet addresses. Using this networking technology, these software products are designed to monitor and manage numerous hardware devices such as servers, multiplexers, routers, and switches. A servicer is a computer designated to store and send upon request. Multiplexers are devises that combine multiple inputs into an aggregate signal to be transported via a single transmission channel. Routers are devices that send numerous streams of information via the most efficient path available. And switches are a simpler and faster mechanism than a router but which require more network information.

The software is designed to integrate and work in conjunction with hardware devices that may be added to the LAN or WAN network as additional or optional devices (peripherals). These include, but may not be limited to, most common manufacturers (HP, Compaq, Palm, Sony), products such as laptops, handheld-computers, PDA (personal digital assistant) type devices and printers. This type of wireless technology allows users to be more mobile with their computers around the office, assists in the use of laptops, and allows devices such as printers, copiers, palm pilots and other devices to communicate without wiring connections. The software is designed to work on the following computer operating systems: Win'98, Win 2000, Win XP, Linux, and progressive versions of Unix (ie Solaris, Berkeley, etc).

As its first product, Claremont is developing the Clear Switch Manager software application that is expected to allow individuals to monitor their traditional and wireless computer networks. Using the technology described above, the experienced software designers and engineers designed the Claremont Clear switch manager to provide a client with detailed network resource monitoring abilities. Management predicts this to result in increased network functions (capabilities, tools, features) and should provide increased ease in allowing other networking hardware/software devices to be introduced to the network. The proposed software is designed to be powerful enough and to have sufficient capabilities to allow clients to quickly diagnose problem areas and define security breaches immediately and easily. All of this is accomplished by having one central piece of software that monitors the data streams going to and coming from every device connected to the network. By monitoring those data streams for certain signals, characteristics and patterns within those streams, the software is able to identify a number of events such as requests to add new components, security breaches, and network malfunctions. Also by providing a function whereby one signal can be translated into another type of signal, the software is designed to allow one device to connect to, or integrate with, the network that may not be able to do so without the Claremont software.

Until the remaining software components in the Claremont Clear Switch Suite can be developed, Claremont intends to resell other software programs that relate to and compliment the Claremont Switch Manager monitoring software. This may include other wireless connectivity hardware device systems, as well as wireless networking software to make use of that hardware. Becoming a reseller or affiliate of a component producer allows Claremont to both generate revenue from the sale of these components and to focus on development of its core proprietary software. Claremont plans to be able to offer four such reseller services by February1, 2003.

Claremont began offering professional consulting services beginning June 02, 2001. Management offers consulting services providing advice and guidance in the definition of an appropriate wireless and networking hardware/software combination to efficiently achieve objectives and supervisory and technical services for the installation of that technology. Once sales of the Claremont suite of products commence, the consulting services will be dedicated to the installation of the Claremont Software and its support.

Previously we intended to develop all of the software components of the Clear Switch Software Suite at once and launch each product simultaneously. To reduce developmental overheads and to begin producing immediate revenues, Claremont has revised its operational business model accordingly. This new model is not as reliant on investment capital to develop a marketable product, and still makes use of developmental, research and planning work completed to date. This is reflective of market conditions, the competitive environment and the current resources of the Company.

Once Claremont has completed development of its computer software, Internet web site (www.claremontwireless.com) and marketing materials, it plans to market its key software application, the Claremont Switch Manager, to small and medium sized businesses with emphasis on functional (capabilities, tools, features) enhancements from competitors offering similar software packages. We believe the combined capabilities of the software will allow us to emphasize ease of use and customization. We predict the primary source of revenues will be from the sale of the software programs and related upgrades. Other revenue is currently being generated from consulting services. The resale of licensed third party products is expected to provide further income. No such agreements have been finalized.

Claremont is in the process of upgrading its existing Internet web site (www.claremontwireless.com), which is being used to market its wireless technology consulting services, and is intended to be used to market the Clear Switch Manager computer software product when completed. As our planned third-party reseller agreements are to be finalized before February 2003, we plan to market those products using the Claremont website. This Internet based marketing campaign is predicted to support a traditional marketing campaign using advertisements in trade periodicals, appearance at trade shows and using brochures for interpersonal networking and promotions.

On August 20, 2000, Claremont signed a General Conveyance of Business Assets, purchasing all of the assets, technology, property and undertaking comprising the Clear Switch computer software and Internet business from Southern Palm Development Corp. Under said agreement, Claremont purchased all data, source code, object code, drawings, and software comprising the Clear Switch software, and all proprietary information, trade secrets and intellectual property relating to the Clear Switch software. Currently, there are no patents, trademarks or copyrights on the software. However, the Company intends to pursue such intellectual property rights as its business plan allows.

Claremont has only recently commenced operations and generated $30,743.00 in consulting revenue since June 02, 2001. Claremont is still developing the Clear Switch Software Suite, and has yet to earn any revenues from those products. No third party software resale agreements have been finalized to date; accordingly, except for the consulting receivables, there are no other revenues generated to date.

The Clear Switch Software Suite has completed the preliminary design stage and is now eighty percent (80%) complete in the detailed design (architectural design) stage of development, including writing project management plans. This phase involves detailing the design of the software creating documents. The software is not ready for commercial use or sale.

Industry Background

1. Internet Infrastructure Market

Management's accumulated knowledge of the industry has led it to believe that major advances in wireless networking, computing and software have increased the number, and value of communication tools. The Internet infrastructure market provides solutions for transporting data, voice, and video traffic across Intranets, extranets, and the Internet. The Company believes the market is characterized by rapid growth and converging technology. Claremont Technologies believes that the growth of and reliance on the Internet infrastructure will result in sustained and increased growth in the need for wireless networking.

2. Wireless Networking

According to the Wireless LAN Association (WLANA), new products and technologies will drive the growth of the wireless local area network (WLAN) market, which is expected to reach US $4.6 billion by 2005. Of this US2.1 billion is expected to occur in the "small office". Networking comprises hardware and software solutions that link computer networks, so that people have easy access to information without regard to differences in time, place or type of computer system. Companies in the networking market provide networking solutions to help their customers improve productivity and gain a competitive advantage by providing a common technical architecture that allows network services to be consistently provided to all users on the network.

Claremont's Business Plan targets a small segment of this market, which emphasizes wireless networking and focuses on software solutions (a combination of many software programs to solve problems). The Company plans to target companies with computer networks of between 5 and 150 computer workstations, and who are interested in installing or migrating to a wireless system. This market will be initially targeted at the Vancouver and Calgary centers. The software components, when completed, are intended to be sold internationally via the Internet as stand-alone components. Accordingly, we do not plan to provide consulting services or onsite support to firms outside of Vancouver or Calgary.

3. Claremont Market Opportunity

Claremont believes that there will be a strong demand among small and medium sized business that wish to utilize and maximize the potential of wireless networking products. By providing clients with a consulting service to diagnose an appropriate solution to their networking needs, helping them source and install the required components and then selling them a custom software solution that helps them manage that wireless network. The Company believes it has a strong market opportunity.

Market for the Claremont Services and Software

Claremont's objective is to earn revenues from sales of the Clear Switch Software Suite as a package, or individual components. Wireless networking consulting services and the sale of third party hardware/software solutions is projected to provide revenue as well.

Claremont research included conducting comparisons with what the Company believes to be competitive products, and using first-hand interviews with the type of client it believes will be potential customers. The most effective market is expected to be small to medium sized businesses with less than 200 employees that have a need to reduce overhead and increase the flexibility of their networks.

Claremont predicts the key target market to purchase the proposed software will be:

    Small to medium sized companies;

    Internet marketing service providers;

    Electronic commerce users and facilitators;

    Internet service providers

Current Business

Company Development and Acquisition of Rights

Claremont Technologies was incorporated on September 14, 1999 under the laws of the State of Nevada. The company was incorporated to provide a vehicle for management's belief that it could source and provide a sophisticated and profitable wireless networking solution.

Between inception and the acquisition of the rights, the Company researched specific opportunities, educated itself more on relevant technology and their environments and researched a variety of software/networking systems to acquire. After careful consideration, Claremont resolved to acquire its current technology to provide a variety of services related to wireless networking solutions.

Previous to the acquisition of the rights to develop the Claremont solution, preliminary development by Southern Palm defined the initial design guidelines, and outlined business needs and a viable model for the network/software system. After developing a generalized description of what components would be included in the system and some technical specifications, Southern Palm Development Corp. sold the rights to Claremont. Claremont then proceeded to refine the business needs used for the network/software system.

Claremont acquired the rights to develop the "Clear Switch" software suite on August 20, 2000, from Southern Palm Development Corp. in consideration for a purchase price of $18,000. Under the terms of the Asset Purchase Agreement, the Company has agreed to acquire the Video Clip Library and Business Plan (the "Assets"). The Company acquired all of the assets relating to the Video Clip Library including the following assets:

    the Clear Switch Suite Development Plan and Architecture;

    the Clear Switch Designs and Software Plan;

    all related websites, web material, source code, images and rights to domain names related to Claremont Wireless, Clear Switch Software or Claremont that Southern Palm may own or control.

    all video clips, source code, website and links, drawings, and software comprising the business and all proprietary information, trade secrets and intellectual property relating to the Business;

    all licenses, consents, permits, authorities, certificates and registrations which are required, necessary or desirable for the operation of the business;

    all confidential information and trade secrets used in connection with the business, including all intellectual property rights, reseller rights, distribution rights, drawings, and know-how.

Website - Claremont registered the www.claremontwireless.com Internet domain on November 2, 2000, for the purpose of carrying out its business plan. This document address three (3) versions of the website: Version 1.0 (Acquired from Southern Palm), Version 2.0 (The current working version) and Version 3.0, which will be a completely new, redesigned and marketing oriented version of the website. Claremont initially engaged Palm Ave, Inc. of Vancouver as a consultant for the purposes of developing the Internet website using graphics and tests acquired from Southern Palm. This initial version of the website (Version 1.0) was subsequently launched May 15, 2002. However, this version of the website was problematic and often could not be viewed. Subsequently a $5,000 fee was paid for the restructure and upgrade of technical elements navigational functions. This is he current version of the site referred to as Version 2.0 (V 2.0)

Development of Our Business

On June 12, 2001, Claremont negotiated a contract placing Cidero Media Inc. of Vancouver, BC, as the new developers of the website www.claremontwireless.com. Recent changes to the website (V2.0) include changes to the background technology of the site, allowing more flexible and less costly revisions to the website. Claremont will be revising and updating the website to reflect the interim acquisition of reseller packages as they occur.

Claremont has recently been providing wireless system integration consulting to Time Street Management of Vancouver, BC. and Triton Food Technologies, Inc. of North Vancouver BC. At the request of Time Street, Claremont has been assisting in the definition and installation of a wireless networking system for a consulting contract valued at $8,473.00. Consulting services have also been provided to Triton Food Technologies Inc. of North Vancouver BC. This $22,000 contract accounted for approximately 67% of revenue to date and consisted of:

    Wireless networking planning,

    Cost/benefit analysis. A study comparing the cost of building the network to the benefits of having the network.

    Research into wireless network performance measurement devices and

    Development of documentation of all research findings..

Claremont has invested in developing its own consulting agreements, and is making revisions to the Internet website to indicate these types of consulting services are currently available. To date, Claremont has only advertised via word of mouth and the website, however, in the future, the Company plans to include the description of services in other advertising endeavors.

Claremont Wireless is currently pursuing several vendors of wireless technology towards the goal of achieving approximately five (5) reseller agreements. This will allow the Company to immediately generate revenue by selling these third (3rd) party packages in conjunction with its consulting services. Claremont plans to have four (4)) agreements secured by February 2003.

Business Plan for the Development of the Claremont Business

Claremont's business plan is to develop a software program designed to assist people and organizations in managing a group of interconnected computers (a network) that can share information wirelessly. The Company is currently offering consulting services to assist clients in determining their wireless needs and installing/managing wireless systems. Claremont plans to develop an initial and focal software application that will allow these people to monitor a network known as a Local Area Network (LAN), as found in most office environments and Wide Area Networks (WANs), used in connecting distant offices and workers. This software product is designed to monitor and manage numerous costly hardware devices and work in conjunction with a number of other wireless related devices.

The software is designed to be located on the central computer of a client's network, and will be upgradeable and serviceable from the client's facilities. The software is designed to provide a client with detailed network resource monitoring abilities. Claremont expects this will result in increased capabilities and will allow increased ease for other technology to be introduced to the network. The software is designed to be powerful enough and have sufficient tools to allow clients to quickly diagnose problem areas and define security breaches immediately and easily.

The Claremont wireless software is a system of several components. Claremont intends to develop the central monitoring and system management software by the end of January, 2003, with the three (3) remaining components of the software suite being developed one (1) per quarter for 2003. Until the full suite of software components is developed, Claremont intends to resell third party software programs that relate to and compliment the Claremont Switch Manager monitoring software. This may include other wireless connectivity hardware devices, as well as wireless networking software to operate on that hardware. Becoming a reseller or affiliate of a network developer of this nature allows Claremont to generate revenue from the sale of these components, to focus on its core proprietary software which is intended to operate on these networks and to offer its clients a complete system.

Claremont began offering professional consulting services beginning June 02, 2001. Management offers consulting services providing recommendations and research in the definition of wireless networking hardware/software to achieve communication and budgetary objectives of the client as well as supervision and technical services for the installation of the defined technology. This will provide an opportunity to establish client relations and immediate revenue for the Company. Once sales of the Claremont suite of products commence, the consulting services will be dedicated to the installation of the Claremont Software.

Once Claremont has completed development of its initial computer software component, Internet web site (www.claremontwireless.com) and marketing materials, it plans to market its key software package (named The Clear Switch Manager Software ("Clear Switch")) to small and medium sized business. The Company plans for its primary source of revenues to be from the sale of the Clear Switch software, and the sale of subsequent releases of software upgrades. Upgrades to the software products are intended to be provided when justified by improvements to the capabilities and quality of the product as well as market timing and revenue generation.

The Company plans to provide support for the software via three (3) separate levels. The first is expected to involve the provision of a series of questions and answers on the website known as frequently asked questions (FAQ). The second level involves email-based communications with technical staff. The third level involves telephone support, for which Claremont plans to bill hourly. This service is not expected to generate substantial revenue, but should offer detailed support, while decreasing abuses to the e-mail support service. The Company plans to establish the pricing of these products based on a detailed assessment of competitive offerings, market demand and intended market positioning.

Claremont is upgrading its existing Internet web site (www.claremontwireless.com), which is being used to market Wireless Technology consulting services and will be used to market the Clear Switch Manager computer software product when completed. As third party reseller agreements are finalized before the planned completion date, the Company plans to market those products using the Claremont website. The internet based marketing campaign is expected to support a traditional advertising and marketing campaign, which will use advertisements in trade magazines, appearance at trades shows and a well designed brochure for interpersonal relations.

Claremont has only recently commenced providing consulting services and has generated $30,743.00 revenues since June 02, 2001. The Company has only recently commenced the development of the Clear Switch, and has yet to earn any revenues from that product. No third party software resale agreements have been finalized to date.

The Clear Switch has completed the preliminary design stage, and is now eighty percent (80%) complete in the detailed design (architectural design) stage of development, including writing project management plans. Claremont has not yet started the actual programming of the Clear Switch software. The software is not ready for commercial use or sale. Accordingly, the business operations are in the start-up phase.

In pursuing the goals of its business plan Claremont intends to undertake the following plan:

  Description of the Products/Services

The first stage in the Claremont business plan is to develop the Clear Switch software as a package that will be designed to enable users to monitor and manage data, voice, and video traffic across Intranets and the Internet by means of wireless networks. The software is intended to facilitate the use of wireless networking systems, while reducing the necessity of adding additional expensive computer hardware. Current wireless hardware add-ons are intended to be able to be integrated into the system.

Software Suite Overview

The Clear Switch Software Suite itself will be housed in the client's network server. Claremont intends to develop a software system that can be loaded onto the networks in the clients' location, bypassing any local or foreign development. Once operational, dedicated software maintenance personnel (systems administrators) can monitor, change, troubleshoot and update the servers from Claremont via the Internet. We predict that the majority of the software on the computers will be Microsoft, and Unix based. It is anticipated that specialized applications will be available to operate within the software, such as Visual Basic Pro and a variety of security protocols.

The Clear Switch Software Suite is designed to operate on both Windows NT, Windows 98, Windows 2000, Windows XP and Linux operating systems. We anticipate that the software suite will be composed of the following stand alone or integrated software applications:

Clear Switch Manager

The proposed Clear Switch Manager is designed as a mobile network management utility that provides network administrators with performance measurement and diagnostic support for monitoring wireless-based installations. The Clear Switch Manager includes an integrated interface and will allow clients to integrate the mobile management information into their existing system.

The Clear Switch Manager has been designed to provide real-time monitoring and alerting of problems, network troubleshooting assistance, network traffic and information flow statistics gathering, and a desktop computer display that can be customized to meet the individual needs of monitoring the customer . The design provides improved forms of management with an all-new forms display mechanism based on HyperText Markup Language (HTML) which will use Microsoft Internet Explorer 5.0 web browser-like controls to allow for such features as larger fonts and improved graphic support. This will enable customers using a variety of wireless systems to manage their existing infrastructure to integrate the management of wireless components. The types and brands of this equipment will be defined closer to completion of the software.

Claremont expects to introduce additional functions in subsequent upgrades including remote and on-line model status monitoring, and incoming and outgoing traffic statistics.

The Clear Switch Repeater

(Transparent repeater providing drop-off functionality at the point of presence with Data Encryption - 64 bit) - A repeater is a network device that repeats a signal from one port onto the other ports to which it is connected. A repeater does not filter or interpret - it merely repeats a signal, passing all network traffic in all directions.

The Clear Switch Bridge

A bridge can extend the maximum size of a network. It acts as a more sophisticated repeater by being more selective in passing only those signals (or packets of information) targeted for a computer on the other side of a network. A bridge makes this determination because each device on the network is identified by a unique physical address. Bridges are suitable for relatively simple networks, but have certain limitations that become more significant in complex network situations.

The Clear Switch Routers

When a network grows to a certain size, the complexities of handling information become increased and surpass the capabilities of repeaters and bridges. Routers are more intelligent than bridges in that they organize the large network in terms of logical network segments. Not only do they keep track of network locations, but they also use algorithms to determine the most efficient path for sending a packet of information to any given network.

The Clear Switch Complex

A Complex is similar to a router in that it determines the most efficient path for sending a packet of information; however, the Complex can group together (aggregate) numerous routers.

Consulting Services

The transition to a wireless system can be complex. Claremont offers services and support infrastructure to guide customers through all phases of their network expansion. A variety of offerings are available to help businesses analyze their needs, determine priorities for PC and mobile device adaptation, adapt content and develop quality user interfaces, all while managing the integration within existing infrastructures.

Within Claremont's Consulting Services, customers can take advantage of:

  Advice and guidance in the definition of an appropriate hardware and software combination to meet objectives,

  Supervision and technical services in the installation of wireless and networking technology

  Best practice implementation and project lifecycle services based on Claremont methodology. Claremont methodology is a real-world documented process for implementing enterprise infrastructures capable of meeting the demands of the next-generation Internet.

  By February 2003, Claremont Technologies is hoping to be partnered with leading systems integrators to provide added expertise for distinct markets and unique situations. The Company has not, to date, entered into any partnering agreements with any systems integrators.

Once sales of the Claremont suite of products commence, the consulting services will be limited to the installation of the Claremont Software.

Claremont assisted in the definition and installation of a wireless networking system for Time Street Consulting via a contract valued at $8,473.00. These services resulted in Time Street migrating to a wireless network environment without buying more equipment than was necessary. Claremont had this network installed and operational with less than 14 hours of network downtime.

Consulting services have also been provided to Triton Food Technologies Inc. of North Vancouver BC. This $22,000 contract accounted for approximately 67% of revenue to date and consisted of:

  Wireless networking planning,

  Cost/benefit analysis - A study comparing the cost of building the network to the benefits of having the network

  Research into wireless network performance measurement devices, and

  Development of documentation of all research findings

These two contracts have accounted for 100% of revenue to date. Marketing for the Consulting Services is performed via the website, via printed brochures and by interpersonal networking. New clients are attracted via these methods as well as referrals from previous clients and industry contacts.

Until sales of the Claremont suite of products commence these consulting services will account for 100% of revenue. Once sales of the Claremont suite of products commence, the consulting services will be limited to the installation of the Claremont Software resulting in a projected 10- 20% of revenue generation. This will focus the efforts of Claremont on selling and supporting its software.

  Development of The Clear Switch Software Suite

History of the Software

Previous to the acquisition of the rights to develop the Clear Switch Software Suite, its development was led by Southern Palm Development Corporation (Southern Palm). Southern Palm defined the preliminary guidelines, business needs and viability model for the software. After developing a generalized description of what components would be included in the suite and some of their technical specifics, Southern Palm sold the rights to Claremont. Claremont then proceeded to refine the business needs and the business case for the software. Enhanced technical requirements were developed and a process of updating the designs to reflect current technology was completed.

Current Development

Claremont Wireless is currently pursuing several vendors of wireless technology towards the goal of achieving approximately four (4) reseller agreements. Claremont plans to have all 4 agreements secured by early February 2003. These reseller products will be similar to the intended offerings of Claremont, and will be phased out after completion of the Claremont package.

Management of Claremont has been progressing the development of the Clear Switch suite of software products since acquisition in August 2000, by evolving the design and project management plans for the software, as well as finding and negotiating with qualified software developers, developing standards to test the software against and detailing the plans for the technical design of the software.

Claremont management will use the resultant documentation and other preliminary marketing materials to perform business development tasks. This will include communicating with potential partners, service providers, and distributors.

Claremont plans to hire a software development team on a contract basis that can be responsible for initial technical implementation and installation of the software. The internal project manager will be responsible for monitoring the progress and performance of the software development firm.

As management has concluded that Claremont products cannot be patented, there are only 2 small confidential software component designs to protect. The software system is not a new innovation to the market, and the key components that differentiate it in the market would only be shared and described to a very small group of key people who will be subject to non-disclosure agreements. In the non-disclosure agreements, all contractors must agree that all proprietary information developed or produced while working for Claremont will be owned by Claremont. If additional personnel were exposed to the confidential information, it might be difficult for the Company to control the release of its confidential information. Further steps to protect Intellectual Property include password protected computer workstations, encrypted log-ins for particular documents and a limitation on the number of versions and copies of software programs used in the development process.

Upon completion and testing of the initial software components, Claremont intends for those products to be implemented in a series of trials with a few select customers (beta customers). After successful completion of a beta-testing program (approximately two (2) months) the Company plans to focus on partnering arrangements with key strategic alliances in the field of traditional and wireless networking. Claremont anticipates this will involve working with wireless LAN and WAN vendors to present complementary software with their products for easier and more comprehensive small business data traffic management. Claremont intends to provide an attractive manufacturer's discount to bundle Claremont Technologies' products with other manufacturers' products.

During software Development Phase of the final website (Version 3.0), a customer support section, and the sales and on-line ordering systems, will be put in place and Claremont will ramp up for operations on the release date.

Claremont Technologies anticipates that upon development, it will have to continually upgrade and refine the Clear Switch software in order that the software:

    Evolves with the needs of the marketplace;

    Is able to operate on upgraded operating systems;

    Is competitive with products introduced by competitors.

  Development of the Website

An interim website (Version 2.0) has been published and can be viewed at www.claremontwireless.com. This version of the website outlines the Company and its products and provides several other marketing and information related links.

Claremont will make improvements to the Company's website to include development of the Claremont Consulting Services and third party reseller agreements as they occur. For future web development (Version 3.0), Claremont plans to dramatically improve the ease of authoring of the website by giving it a complete graphical makeover. This increases the Company's ability to quickly change the website to add new third-party product offerings, clients serviced and other marketing related information that may be required.

A professional web development firm, Cidero Media Inc. has been selected to redesign and construct the website to appropriately reflect the needs and target markets of Claremont clients.

The description of products and services on the website was completed in May 2002. Following that integration, a schedule of minor revisions and product upgrades is planned. This is predicted to occur as required and as financial resources allow. Immediately following the completion of the changes, the Company intends to begin actively marketing the website. This may include registration with search engines and placing links to the Claremont site on other client, service provider and potential partner websites. Although Claremont intends to perform some preliminary sales of third party products previous to the planned launch of the website (Version 3.0) at the beginning of February 2003, most revenues are not predicted to occur until after release of the Company's products. The substantial amount of revenue generation is predicted to occur after that.

The Company's plan is to develop our web site to incorporate the following main areas:

  Information Area

The main entryway into our web site is the Company's Information area. This is the area of the Company's web site where the Company plans to introduce the company and key products/services. The Company plans to also gather information regarding its users and its web site functionality from this area.

  Consulting Services

This area of the website will discuss the various areas of support offered by the Claremont Technologies Consulting Services.

  Products Area

This is the area where clients and sales representatives of the Company's networking services will be able to view information and graphical representations of the functionality of the software products.

This area is where site visitors and customers can preview all of the offerings of Claremont in detail. This area is intended to cover service functionality, features advantages and benefits. Introductory technical descriptions and specific client applications are to be included.

  Support

Users of the Claremont Products can go to this area to have all of their questions answered, either by a question and answer section or via email to an internal customer support person.

Upon the start of Cidero building the Version 3.0 web site, the Company will allocate time for its Project Manager to work within its offices to ensure proper project delivery, budget and timeline criteria are met. Cidero will complete a detailed development plan immediately after funding, and will co-ordinate with marketing of the Claremont services and products. We anticipate that the development costs will be approximately $35,000 over the twelve (12) months following the effective date of this registration statement, to be incurred primarily in February, 2003.

  Marketing of the Claremont Software/Services Package

Claremont's objective is to commence marketing of the Clear Switch software upon completion of development. Claremont's marketing strategy is proposed to include two substantial elements, an Internet based campaign and a traditional campaign.

Industry Partners

The Company plans to work with industry-related suppliers, customers and service providers to access marketing opportunities. The Company has not yet solidified any such partnership relations. Claremont plans to achieve a number of its advertising goals using this strategy, primarily logo placement, web links and company biographies on other sites by early January 2003. Some preliminary discussions have taken place regarding this type of arrangement. However, until Claremont has the resources and legal support to dedicate to these arrangements, they will not be finalized. One exception to this rule has been with Cidero Media Inc. of Vancouver, BC., who is developing the Company's website and web related marketing materials and has agreed to support other marketing functions, technology development and alliance sales programs.

The general terms of the agreement with Cidero Media include:

  Cidero Media Inc. will develop a comprehensive website development plan, including definition of target market, esthetic appeal strategy and a technical tools layout plan. Version 2 of the website must include a definition of tools required to sell the software products via the website.

  Cidero agrees to provide comprehensive website development services, including graphic design, architecture and technical development. This will include a program of marketing the website to generate ongoing site traffic by registering with search engines, linking with other industry related websites and other activities mutually agreed upon between Cidero and Claremont.

  Cidero will be a reseller of the Claremont software products when completed and will promote existing services on its website and other marketing materials.

Internet Marketing

The Claremont marketing plan calls for it to develop the web site at "www.claremontwireless.com" in order to market the Clear Switch software. The Company's plan is to advertise on-line, in order to create visibility for its wireless networking products and services on the Internet. The Company plans to develop, purchase space and place banner ads with return linking to its site on industry related and high volume traffic sites. The Company may employ online advertising networks and brokers to advise and guide the Company in the purchase of advertising space on appropriate sites. The Company also may submit its web site to rating services and web site contests with the objective of positioning its service.

Search Engines Directories, Regional Indexes and Business Indexes

Claremont intends to register and list its web addresses with search engines and directories such as Lycos, Yahoo, WebCrawler, and Infoseek. The Company may use service software such as submit.com to register its web site addresses with the most effective and efficient search engines. When registering, the Company plans to include keyword sensitive content referred to as metatags, or words that describe the content of the site, as well as titles to attempt to ensure that its domain name is listed prominently in the search results in most search returns. The Company may also employ professional services to list its domain name with e-mail directories, business and regional indices and promotional sites.

Mutual Links

For every search engine there are many special interest websites dedicated to specific markets. Having a mutual link on a special interest site dedicated to Claremont's market would be beneficial, as it has the potential to draw a large number of visitors and purchasers to the Company's web site. Creating mutual links is an effective means of marketing, as mutual links on targeted sites expose the company to existing, qualified and interested buyers. These targeted sites have already done the web marketing and branding to draw traffic to their respective websites. The site visitors are likely to follow the link to the site and potentially purchase the service described at the new destination, which is the Claremont site. The Company plans to select industry related and trade association websites and negotiate reciprocal linking to its web sites.

There are numerous service bureaus that are available to manage this mutual linking service,. For a nominal percentage, such service providers will develop a profile of what Claremont intends to achieve with its advertising, what type of viewer it is interested in, and a respective budget. A banner program is then developed, whereby banners on Claremont's websites would be exchanged for banners on other sites that fit Claremont's intended marketing campaign.

Mailing lists

Claremont plans to participate in special interest mailing lists to gain visibility among a targeted audience and generate traffic for its web site. Special interest mailing lists are not direct mailing lists, but instead are similar to e-mail newsletters or on-going dialogues dedicated to special interests. E-mail messages would be sent to specific targeted mailing lists.

Use Net News Groups

Claremont plans to participate in industry related newsgroups to gain visibility and develop relationships with targeted audiences. An Internet newsgroup is a place on the Internet where groups of people post and read messages on a particular topic.

Operations

Claremont has recently commenced the development of the Clear Switch Software and, has just completed the preliminary design stage and is now in the detailed design (architectural design) stage of development, including writing project management plans. Claremont has not yet started the actual programming of the Clear Switch Manager software, so the software is not ready for commercial use or sale.

Claremont has started preliminary development of its final version 3.0 website. Claremont has completed initial architectural designs for the website, but has not yet constructed the final Version 3.0 web site. Claremont has posted some basic information regarding the company on the web site. Accordingly, the business operations are in the start-up phase.

Competition

Claremont intends to participate in a growth industry characterized by vigorous competition for market share, as well as rapid product technology development and maturation. Although the wireless networking market is dominated by companies such as Cisco, Lucent, and Nortel, Claremont believes it will be competing more directly with start-ups and young companies such as Corinex, Inc., Karlnet, Inc. and Cerulean Technology, Inc.

Clear Switch Manager

Key competitors for the Clear Switch Manager software that have been identified are as follows:

  Cerulean Tech Inc.

  Broadbeam Corporation Inc.

  Logica Aldiscon Inc.

  MDSI Systems Inc.

These competitor products are designed to be used by professional network managers, whereas Claremont intends to develop a product that is easier for a small-scale network manager or general technical person with less sophisticated skills. The Company intends for the Claremont Clear Switch Manager product to be easily customized, both by the user and by Claremont as a custom system. We believe this customization service combined with other consulting services offered will be very attractive to smaller scale clients. Initial informal market surveys and current client responses support this belief. The Switching Software products will compete based on planned affordability and ease of use. Claremont has designed its products such that they can be very easily installed, configured and managed. Advanced functionality is intended to be offered in some versions and is planned to be continually upgraded with new version releases.

Switching Software Products

The following firms have been identified as competitors for the remaining wireless networking software applications the Company intends to develop:

  Aether Systems Inc.

  Broadbeam Corporation Inc.

  Cerulean Technology Inc.

  Geoworks Technology Inc.

  MDSI Mobile Data Solutions Inc.

The competitive analysis was undertaken by researching these companies online and reviewing their marketing materials and products, as well as interviewing various people from Broadband Corporation Inc. and MDSI at the Vancouver trade show. This competitive research has proven invaluable in the education of Claremont in regards to desirable feature sets of systems, and what direction competitors are taking for sales and distribution.

The Claremont software system, being new to the market, is planned to have improved functionality, compatibility and ease of use as it was designed using the latest technology, methodologies and industry feedback available at the time. The result is planned to be a suite of products that aggregate to form one all encompassing service offering designed to specifically support our functionality target market. We anticipate this tactic will differentiate us from larger better-branded firms who have a more general service offering approach and provide a competitive advantage.

Claremont intends to compete with existing companies on the basis of price and functions. However, existing competitors who have already completed development of their software products may be able to market their competing products at lower prices than Claremont is able to market the Clear Switch Software Suite. In addition, existing competitors have developed brand recognition with consumers, thereby making it more difficult for Claremont's products to gain consumer acceptance. The presence of these established competitors could adversely affect the Company's ability to successfully implement the business plan and achieve sales of the software. If Claremont is not successful in implementing the business plan, then its business will fail.

Claremont has limited financial, marketing, technical and other resources that are necessary to implement the business plan. Many of the current and potential competitors have significantly greater financial, marketing, technical and other resources. Competitors may be able to devote greater resources to the development, promotion and sale of competing software and web sites. In addition, Claremont's competitors may be able to offer similar software at prices that are below the prices Claremont intends to offer.

Government Regulation

Claremont's business plan is premised upon continued growth in the use of the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services which may slow the growth and development of the market for Internet commerce. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet and reduce reliance on products such as the Clear Switch Software, which will have a harmful effect on the business.

To date, governmental regulations have not materially restricted the use or expansion of the Internet or wireless communications. However, the legal and regulatory environment that pertains to the Internet and the transmission of data with the use of wireless networks are uncertain and may change. New and existing laws may cover issues that include:

    Changing of national and international standards, requirements and protocols;

    Health risks associated with wireless transmissions;

    User privacy;

    Pricing controls;

    Characteristics and quality of products and services;

    Consumer protection;

    Cross-border commerce;

    Claims based on the nature and content of Internet materials.

These new laws may impact the ability to market and sell Clear Switch software in accordance with the business plan.

Claremont may have to qualify to do business in other jurisdictions. If Claremont makes sales of the Clear Switch software, it is anticipated that sales and customers will be in multiple states and foreign countries. As customers may be residents in such states and foreign countries, such jurisdictions may claim that Claremont is required to qualify to do business as a foreign company in each such state and foreign country. Failure to qualify as a foreign company in a jurisdiction where required to do so could subject Claremont to taxes and penalties.

Claremont is not aware of any environmental laws that are applicable to the operation of its business.

Internal Operations

Claremont anticipates that it will build an internal website hosting provider infrastructure in order to provide marketing and support for the Clear Switch Software through its website. In addition, a local area network (LAN) for computer and network operations is being developed, consisting of:

    An internal computer network with a high speed internet connection;

    Workstations for full-time and contract staff;

    Testing software and a server for all systems;

    Meeting rooms, sales materials and sales equipment; and

    A response team for client support/training and product development.

Employees

Claremont presently has no full-time employees and three part-time employees. Part-time employees include John Morita, the president and chief executive officer, Brian Kejser, the secretary and treasurer and Todd Abraham, the Project Manager. Claremont plans to conduct the business primarily through agreements with consultants and third parties.

Claremont anticipates that much of the development of the business will be project based. Accordingly, management believes that hiring a number of fulltime internal people is not an effective use of resources. Claremont plans to limit full-time employment positions to:

    Mr. John Morita, president and chief executive officer;

    Mr. Brian Kejser, secretary, treasurer and chief financial officer;

    A Project Manager to oversee all project and operational issues;

    An office manager to provide administration support;

    A website/network administrator to run the website and computers; and

    A marketing manager to oversee the marketing/advertising efforts.

Other full time positions can be added based on sales and growth.

Mr. Morita, Mr. Kejser and Mr. Abraham all have substantial experience in business and financial management, software development and wireless operations management fields, respectively, although Mr. Abraham's time is limited to a part-time role. Upon meeting certain financial goals a full-time Project Manager will be retained.

Claremont believes the combination of project based work, the use of external contractors and service providers and the bulk of work completed to date allow a limited staff to complete the business plan as described within the timeframe allotted. By using an external web developer, an external software developer, and an external advertising firm, Claremont plans to keep staffing to a minimum. This does result in slightly higher fees for these services. Claremont believes the ability to get to market with a saleable product, the quality and expertise of the work performed by these firms and the reduction in long- term operational overhead is anticipated to result in a cost benefit for the Company. Other part-time and contract people may be required to provide assistance to these roles.

Research and Development Expenditures

To date we have spent $12,500 on dedicated external research and development. This included outlining design infrastructure and correlating component construction and the development of preliminary project management plans for Clear Manager Software. Management has performed a number of functions and has expended a large quantity of time and personal resources performing research and development functions. Claremont has spent $18,000 on expenses associated with the acquisition of the rights to develop the Clear Switch software and the www.claremontwireless.com web site address.

REPORTS TO SECURITY HOLDERS.

Claremont is not required to provide annual reports to security holders. After the registration of the shares to be sold by way of this prospectus, Claremont is expected to be fully reporting and will make available an annual report in the form of its report on Form 10-K, which will include audited financial statements.

Upon effectiveness of this Form SB-2, Claremont will file a Form 8-A registering its common stock and will thereafter be subject to the periodic filing requirements of Section 13 of the Securities Exchange Act and will file reports including, but not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Event Reports on Form 8-K, and Proxy Statements on Schedule 14. Claremont has timely filed its quarterly reports of form 10-QSB. Regardless of whether we file a Form 8-A after the effective date, once the Form Sb-2 is declared effective, Claremont will be subject to the periodic reporting requirements imposed by Section 15(d) of the Exchange Act.

The public may read and copy any materials Claremont files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The Public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and the address of that since is http://www.sec.gov.

PLAN OF OPERATIONS

Development to Date

History

Claremont was incorporated on September 14, 1999, to act as a vehicle for management to capitalize on the growth of the demand for wireless systems and its needs for appropriate technology. Between inception and the acquisition of the rights to develop the Claremont Clear Switch Suite, the Company researched specific opportunities and sourced a variety of software/networking systems that were available to be acquired.

Previous to the acquisition of the rights to develop the Claremont technology, preliminary development defined the initial design guidelines, business needs and viability model for the network/software system. After developing a generalized description of what components would be included in the system and some of their technical specifications Southern Palm Inc. sold the rights to Claremont Technologies.

Business Planning and Development

Following the acquisition of the rights to the Clear Switch Suite in August 2000, Claremont proceeded to refine the business model for the network/software system. It also solicited external third party advice on the viability and market potential of the software.

Toward the pursuit of his business goals, Claremont's President, John Morita, has invested development time to:

  Develop administrative resources and structures

  Develop and refine marketing plans and materials

  The development of partnering agreements

  Undertake extensive research into competitors, the market and the industry.

  Develop potential capital investors and other financing

Mr. Morita has also developed resources that can be prepared in advance of software development. This has included:

  Consultant and contractor agreements to be used in the development of the software and for the marketing of it.

  Value added reseller agreements for sales and distribution channels

  Sales agreements

  Website liability disclaimer agreements to indemnify against miscommunication or erroneous service via the e-commerce offering on the website.

  Non-disclosure agreements used to insure confidentiality when communicating with contractors, potential partners, and potential investors.

  And employee agreements should they be needed in the future.

These agreements are to be reviewed and consulted on by legal counsel previous to use and following further financing.

Claremont believes that marketing itself and using a network of value added resellers and distributors are most appropriate. Operating in this manner, Mr. Morita has negotiated a reseller's distribution agreement with Cidero Media Inc., and is in talks with other firms. These agreements are dependent upon completion of development of the software program.

Cidero Media Inc. has signed a Reseller's agreement stating that upon completion, it will market and sell the services and systems of Claremont. Cidero will offer the Claremont Clear switch system as part of its product lines as well as to external firms as a new revenue generator. Claremont plans to approach several other firms that have expressed an interest in a comparable package closer to software completion dates. In the first quarter of 2003 Claremont plans to target potential vendors and distributors in the Vancouver and Calgary area. Mr. Morita has anticipated the need for solid vendors and partners and has investigated a number of viable candidates and established solid pricing proposals. None of these have been secured to date.

Software

Claremont has been progressing the development of the software products since acquisition in August 2000, by evolving the design and project management plans for the software, as well as finding qualified software developers, developing standards and measurements of performance to test the software, and designing advanced functionality. Prototypes of several components of the software are close to being demonstratable, and the specifications for integration with other software and hardware have been defined. The graphic interface (the computer screens the operator will see) standards are being finalized as well. Within this process a generalized description of functionality and applications of the software were described and later submitted to two competitive software development firms for initial quotations relating to time required for completion and cost.

Planned Development

Claremont's plan of operations for the development and marketing of the Clear Switch software and web site for the twelve (12) months following the date of this registration statement is as follows:

  Complete the documentation and support material to assist in service areas by mid JFebruary 2003; this is anticipated to cost only time and research. By January 2003, all legal agreements will be reviewed and completed. This phase is expected to cost approximately $4000 - 5000.

  Compile a suite of third party software products for resale to be completed by the beginning of February 2003. Initial sales are predicted by the end of February 2003. Costs involve time and materials of approximately $7,500.

  Complete the development of the wireless networking management software by the end of January 2003; the Company plans on developing subsequent tools, depending upon revenues, acceptance in the market and investment. The initial component is expected to cost approximately $78,000 to develop, with two (2) more components of the suite being developed with estimated cost of approximately $88,000.

  Complete the development of Claremont's office computer operations by January, 2003; Costs related to the purchase of hardware for this phase are approximately $25,000.

  Complete website remake (Version 3.0) and implement a maintenance and updating schedule. Claremont anticipates the new Version 3.0 will be complete in January 2003 and will launch in February 2003. This will cost approximately $28,000. Maintenance will be ongoing and will fluctuate with the activities of the Company.

  Commence marketing of our products and services. Consulting services have been available since June 2001, and the sale of third party distribution services is expected to commence in mid January 2003. Since the core software is planned for completion in the end of February 2003, a major marketing launch is scheduled for that time. A total budget of $95,000 is planned for marketing activities over the next twelve (12) months.

The anticipated cost and projected time to complete each of these elements of the plan of operations are discussed below. In the interest of generating immediate revenue, the immediate focus of the company is to develop required resources for the consulting services offering, revise the website Version 3.0 and to secure third party resellers agreements. This is predicted to total approximately $34,000, which will be paid from receipt of the consulting services and current loan receipts. Remaining available resources will be used for general operational capital. Revenue and future investment capital will be dedicated to the remainder of the business plan.

Third Party Resale's

The Company plans to offer third party software components comparable to Claremont's until the Claremont suite is completed and fully functional. The Company anticipates this will allow it to enter the marketplace, establish a client base and generate revenues. We anticipate this involves a process of sourcing, negotiating and securing agreements with the appropriate firms. This has not been completed to date. Costs involve time and materials of approximately $7,500.

Some firms may be resistant to licensing to a developer of competitive products, however Claremont believes that slight differentiation's in functionality and target market should provide enough differentiation to allow agreements to be reached.

Some third party tools may be retained after the corresponding Claremont tools are developed, as these tools may have functionality or user interface differentiations that Claremont may choose to retain in its services offering.

Claremont anticipates the process of completing three (3) agreements to resell the services of third party vendors will take approximately eight (8) weeks between January and March 2003. Claremont has identified at least six (6) vendors for each of the three Claremont tools to be developed, totaling at least Eighteen (18) viable vendors. Of these eighteen (18) vendors, all but one has a reseller or affiliates program of some sort. Claremont expects to pursue these agreements when it can satisfactorily fulfill the approval process, which typically involves showing that the Company is operational, fully functional and has sufficient technical staff to manage the required technical demands. Claremont predicts these agreements can be performed mostly via e-mail and telephone calls, thereby reducing expenses.

Software Development

Claremont anticipates that the development of the first tool of its proprietary software, Clear Switch Manager, can be completed by mid January 2003. The Company plans on integrating the software with the website, so it can be sold immediately after completion. Subsequent products, including the Clear Switch Repeater, the Clear Switch Bridge, the Clear Switch Router, and the Clear Switch Complex expect to be developed and released at a rate of one (1) tool per quarter, depending on sales and financing, until all four tools in the Claremont suite of products are completed.

We anticipate that the software development costs will be approximately $165, 000 over the twelve (12) months following the effective date of this registration statement, to be incurred primarily in the first and second quarters of 2003. This number is based on several informal quotations from the software developers, ASDI Technology Inc. and CBI Systems Integrators Inc. A large investment is required in the first tool, the Clear Switch Manager, with subsequent tools being less expensive due to access to developed resources and refined methodologies.

The Company intends to use ASDI and CBI Systems Integrators Inc. (http://www.cbi.bc.ca/) for software application development services. ASDI and CBI systems are the key firms that will perform the coding in the development of the Clear Switch Software Suite. The Company has not, to date, entered into any partnering agreements with any systems integrators.

These development costs are expected to consist primarily of payments to a third party software development firm for programming and software development services. The Company plans to hire an external software development firm to develop this software, rather than complete development internally, as the software has a very large one-time development workload, with relatively low maintenance requirements thereafter. These costs are to be borne primarily by Claremont, but should a client require a custom service or functionality, that service could be developed at the client's expense.

The software development remaining for each tool is roughly as outlined below. The Clear switch Manager is planned for completion in early January 2003. Claremont RapidRoute is planned for launch in March 2003, and Clear Switch Repeater is scheduled for completion in May 2003.

By working with an external development firm many of the traditional issues of Human resources, facility provision and progress monitoring are greatly reduced if not eliminated. This reduces overhead, reduces the steps required in development of the software and substantially reduces risk as the Company can focus on monitoring progress and quality.

Software Development Process

The staff Project Manager for Claremont is slated to be responsible for measuring timelines and deliverables based on the outline set forth above. Claremont expects to cooperate with selected software developers to develop these timelines and deliverables. As the initial design, functionality and integration plans have been developed by Claremont to date, the selected software development firm is expected to build each tool in the Claremont suite of products using roughly the same process as the following.

  Architectural Design - The Architectural Design phase involves the creation of architecture for the system, following an object-oriented component-based design methodology. This phase includes data modelling, process modelling, interface design, and partitioning a system's requirements into pieces (or versions) that can be delivered in rapid succession. Claremont intends to use the Rational and Select modelling tools, and UML, for design development and documentation.

  Data Modelling - Data modelling is a technique to organize and document an application's data.

  Process Modelling - Process modelling is a technique for organizing and documenting the logic, policies, and procedures that are implemented by a system. Process modelling is divided up into two steps: the logical model and the physical model. The logical process model shows what a system does. As the process model is developed, it evolves into a physical process model that describes how a system does what it is required to perform.

  Interface Design - User interface design is the specification of the dialog between the application user and the computer.

  Detailed Design, Code and Testing - This is the construction phase in creating a working version of a system. This is the process of creating and integrating numerous software functions to create a functional application

  Deliver Application - This involves bringing together various components that allow the user to install a version of the application on their system. The final step of creating a deliver package is testing the package on a system configured as closely as possible to the user's operating environment.

  Claremont Feedback -. This phase allows the developers to evaluate their initial system and modify the application to better meet the needs of Claremont. Incremental changes to existing software are the preferred methodology of Claremont to deliver applications rapidly.

  Deployment - After passing the final quality assurance audit, the deployment phase is carried out according to the plan generated early in the project. Deployment includes system installation and training of users and support personnel.

  Support - The final phase is support, which includes required long-term support for the system, including "help-desk" type support, tracking of issues, and bug fixes. Claremont intends to schedule time for technical and support personnel to answer telephone calls and reply to e-mails for technical support.

All software development expenses are directly related to amount of funding raised. Should subsequent funding fail, the development of the software may not proceed. Risk can be substantial in software development. This phase presents the greatest threat of risk to the Claremont business plan. All research has led us to believe that all timeline and allocated budgets are reasonable and feasible, however, problems may occur.

Office Operations

Claremont anticipates that development of its office and internal network operations and infrastructure will be completed by the end of the first quarter of 2003. The Company anticipates that costs for the development of our office operations will be approximately $47,800 and will be incurred primarily in the first quarter of 2003.

Claremont also anticipates building an internal enhancement, support and marketing infrastructure for its business. The Company anticipates spending approximately $25,700 on the purchase of necessary equipment and supplies over the twelve (12) months following the effective date of this registration statement.

The development of internal network operations involves the layout, installation and calibration of a network of desktop computers, servers and other periphery type machines related to general office work. The majority of this work can be done internally and should be completed in less than one (1) week. The Company estimates an office facility supporting six (6) workstations for full time, part-time and contract employees is sufficient. Most contractors will have their own office and all software and web development will be done off site.

Development of the Internet Web Site

Claremont anticipates that the major overhaul of the website will be completed by mid February 2003, and can be launched at the beginning of March 2003. The Company anticipates that the development costs will be approximately $28, 000 over the twelve (12) months following the effective date of this registration statement. The current revisions underway are quoted at $25,800, and will be incurred primarily in the first quarter of 2003. This figure was quoted from the selected web developer Cidero Media Inc. Sourcing of commission based e-commerce systems, access to innovative security technology and a strong partnership with Cidero have kept these costs down. These development costs will consist primarily of payments to the Cidero web development firm for design, integration and development services.

A more customer related website featuring improved graphics, a secure area for client management and functionality to facilitate the sale of pre-packaged software components over the web is being developed within Version 3.0 of the website. This functionality will be using basic 'off the shelf' type technology provided by Cidero Inc. They will appropriately reflect the target markets and incorporate the basic e-commerce functionality required of the website.

Although the Company intends to perform some preliminary sales previous to the launch of the website Version 3.0 on February 1, 2003, depending upon progress and marketing recommendations, the substantial amount of revenue generation is predicted to occur after that.

The process involved in developing the new website will be as follows:

Task	Start Date	Finish Date
Basic Website V1.0	May 2001
Basic Website V2.0	Oct 2001
Revised Website V3.0
Website Requirements Finalized	Oct 8/2001	Oct 30/2001
Website Layout	Oct 30/2001	Nov 30 /2001
Graphic Design	Nov 07/2001	Dec 15/2001
Content Compilation	Feb 01/2001	Mar 15/2002
E-commerce Diagnosis and Integration	Jan 2003
Final Testing	Jan 25/2003
Site Launch	Feb/2003

The Project Manager is responsible for ensuring proper project deliverables, budget and timeline criteria are met.

The Company anticipates the web site will be developed using the following programming languages; Java, html, flash and DHTML for the user and web interfaces.

Cidero will be involved in marketing the Claremont website. Cidero's industry expertise will make the process of registering with search engines, banner ads and Usenet groups efficient and cost effective. Claremont will pursue placing a link to its website on partners and other industry related sites internally.

Marketing

Claremont plans to undertake a marketing and advertising campaign once the development of its Clear Switch Manager application and web site is complete. Claremont anticipates that these initial advertising expenses will first be incurred in the first ( 1st) quarter of 2003 and the second (2nd) quarter of 2003, and will cost approximately $95,000. This will be an ongoing process of achieving a number of goals and milestones relating to the operations and client targeting of Claremont.

Claremont anticipates that an outside marketing consulting firm would design the marketing campaign. As this is such a critical operation, many firms are being researched and critiqued for selection based on price, availability, familiarity with the high-tech industry, as well as sophistication and realism. The Company expects that when the system is completed and closer to market, the firm that will design the campaign will be retained.

Claremont expects a process consisting of the communication of corporate message and objectives, target market definition, and implementation of products/services. Following this, Claremont plans for the marketing firm to develop preliminary strategies for advertising placement, as well as some suggested corporate branding structures. If feasible, Claremont may retain the firm to re-brand all marketing material. Following the launch of the advertising program, Claremont will require the marketing firm to provide feedback as to the effectiveness of such a campaign as well as a suggested plan for moving forward.

Suppliers, service providers and customers often offer strong marketing opportunities. These types of opportunities are often combined in other deals made with these companies for their core services making their expense and required resources very difficult to predict. Claremont management is estimating that these expenses will be approximately five percent (5%) of the budget allocated for the business performed with these parties. This is planned to be approximately $5,000 - $10,000 for the first year, and then decrease slightly in subsequent years.

Finalization of arrangements is dependent upon financing to proceed with retention of core services. However, the Company has been able to secure marketing assistance from Cidero Media in the form of advertising on their website and marketing materials. Cidero has provided this free service in anticipation of the web development contract. Claremont plans to have several other similar arrangements finalized in the first (1st) quarter of 2003.

Claremont is planning for its Affiliate Program to provide a wealth of marketing, advertising and sales-related functions. By having a number of other firms and vendors selling the Claremont services using marketing resources provided such as website links, banner ads and web pages, a diverse advertising function is being performed. A majority of the preliminary work to develop the affiliates program has been completed, including definition of various programs, rates and suggested market verticals, as well as qualifications, agreements and affiliate management policies. The supporting information and web-based resources will be reviewed in January 2003. As the affiliates program is reliant on the services it is to sell and the website to market it, this program will not be available until Febraury 2003.

Research has been initiated in regards to the recruitment of other vendors in other geographical regions including Toronto, Seattle, San Francisco, Los Angeles and New York. Following funding, the Company will be targeting potential vendors and distributors in the Orient and Europe during the second (2nd) quarter of 2003. These arrangements will be conducted predominantly via the Internet.

Employees and Consultants

Claremont's full-time employment positions will be limited to John Morita, president, Mr. Brian Kejser, secretary, treasurer and chief financial officer, a software development project manger, an office manager and a marketing manager.

Claremont is contracting with third party consultants for the development of its computer software, web site and network access. The Company projects that the cost of these employees and consultants over the twelve (12) months following the effective date of this registration statement will total approximately $395,000. Claremont anticipates that these expenditures will be incurred primarily in the second (2nd) quarter of 2003.

Full time positions are expected to be limited to:

    Mr. John Morita, president and chief executive officer;

    Mr. Brian Kejser, secretary, treasurer and chief financial officer;

    A Project Manager to oversee all Project and Operational issues;

    An office manager to provide administration support;

    A website/network administrator to run the website and computers; and

    A marketing manager to oversee the marketing/advertising efforts.

Other full time positions can be added based on sales and growth.

The Vancouver talent pool for qualified people is smaller than in other major centers in North America. However, an excellent education system and ambitious youth provide the qualifications, and people not wishing to move to the United States but wanting to be paid comparatively all contribute to the numbers available. Furthermore, the current tech market slump has provided more available workers. As Claremont is an innovative and advanced technology, this will add to the attraction of our company for skilled people.

Management has been investing time and resources to develop and compile the required non-disclosure and confidentiality agreements for consultants, contractors, employees and others. As the Claremont Clear Switch Package is not a patentable process or new product to the market, there is little proprietary or confidential information to protect. The software system is not a new innovation to the market, and the several key pieces of functionality that differentiate it in the market would only be shared and described to a very small group of key people. As not all parties need access to the core competitive variation there is reduced risk of exposure to investors and the company.

Third party consulting firms, consisting of software development and marketing development firms, will be retained for their respected services. The software development firm will be responsible for developing the core software from specifications provided. Claremont plans to be sourcing this firm, based on their ability to design the appropriate architecture and coding structures, to build Claremont's core software, as well as assist in troubleshooting and compatibility analysis. This firm will only be retained if financing is acquired.

Claremont intends to select a marketing firm based on familiarity with marketing software and Internet service provisioning. There are a number of local firms with this type of experience, and a number of them have relevant web marketing experience, although this type of work will be sourced to Cidero Media Inc., who has a proven history of web marketing and will be performing the website development. This reduces overhead and risk.

Working Capital Requirements

In addition to the above expenses, Claremont Technologies will incur additional expenses due to overhead and administrative requirements. These costs will include fees payable for professional legal and accounting services. Claremont Technologies anticipates spending approximately $28, 900 on these expenditures over the next twelve months.

Accounting services will consist of the construction and implementation of a set of bookkeeping and accounting systems that can support the business until substantial change is required. This should be completed by the end of January 2003.

To limit expenses, legal services are planned to be retained for corporate and public market issues, development of sales and partnering agreements, as well as an affiliates agreement. This is expected to be ongoing, but some of the agreements should be completed by February 2003, assuming financing proceeds as predicted. As both the need for and the payment of these services are directly related to receipt of funding, none of these activities will proceed until that funding arrives.

However, as management has some knowledge of these issues, outlines, terms and concerns regarding these documents have been completed and are continually revised.

Management has been developing and researching any and all legal resources that can be prepared in advance of software development. This has included:

  Consultant and Contractor agreements to be used in the development of the software and for the marketing of it.

  Website liability disclaimer agreements to indemnify against miscommunication or erroneous service via the e-commerce offering on the website.

  Non-disclosure agreements used to insure confidentiality when communicating with contractors, potential partners, and potential investors.

  And employee agreements when needed in the future.

Commencement of Revenues

Preliminary sales have been occurring since June 02, 2001. To date, revenues totaling $30,743 have been generated. Claremont anticipates it will first achieve revenues from the sale of third party software products in March 2003, and will begin selling its proprietary software products in February 2003, provided that implementation of the plan of operations and financing occurs within the anticipated timetable. As discussed below, Claremont presently does not have sufficient funds to complete the plan of operations, and Claremont can provide no assurance that it will be able to complete the plan of operations.

Requirement of Financing to Implement the Business Plan

Claremont anticipates that it will be spending approximately $661,800 over the next twelve-month period in pursuing the stated plan of operations. Of these expenditures, Claremont anticipates that $392,800 will be spent in the next six months. The cash position as of September 30, 2002 was $786. Accordingly, additional financing will be required in order to pursue the plan of operations and the business plan.

Claremont anticipates that the financing would be an equity financing through the sale of common stock. Claremont does not have any arrangement in place for any debt or equity financing. If successful in completing an equity financing, existing shareholders will experience dilution of their interest in the company. In the event Claremont is not successful in raising additional financing, it is anticipated that it will not be able to proceed with the business plan for the development and marketing of the Clear Switch software. Due to lack of operating history and present inability to generate revenues, there currently exists substantial doubt about the ability of Claremont to continue as a going concern.

Claremont's actual expenditures and business plan may differ from this plan of operations. Claremont's board of directors may decide not to pursue this plan, or may decide to modify it based on new information or limits in the amount of available financing.

It is anticipated that continuing operating losses will occur for the foreseeable future. These expectations are based, in part, on the fact that substantial operating expenses will be incurred in completing the development of the software and website and that the Company does not anticipate earning any revenues until sometime next year. The future financial results are also uncertain due to a number of factors, some of which are outside company control. These factors include, but are not limited to:

    the ability to develop a commercially marketable computer software program with the features and functionality sought by the potential customers;

    the ability to successfully market the Clear Switch computer software to potential customers;

    the introduction and availability of competing products by competitors.

Should financing not meet expectations; management intends to proceed as described, with substantial revisions to the timeline. Current consulting services offerings can generate revenue for the company. These revenues can then be used to fund the development of the third party reseller agreements. The Company believes it can secure enough of these agreements with very little or no capital to allow it to offer a full suite of services. The Company would then resell these third party services to establish itself in the industry and generate revenue until such a time as revenues could justify development of proprietary software packages.

Claremont believes the above discussion contains a number of forward-looking statements. The actual results and the actual plan of operations may differ materially from what is stated above. Factors which may cause the actual results or the actual plan of operations to vary include, among other things, decisions of the board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, changes in the Internet business or general economic conditions and those other factors identified in this prospectus.

DESCRIPTION OF PROPERTY

Claremont Technologies does not own or lease any real property. The principal executive offices are located in property rented at Suite 1250, 800 West Pender Street, Vancouver, British Columbia V6C 2V6. The telephone number is (604) 880-5555. Claremont Technologies pays for the office expenses at this location at a rate of $1,000 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-Any of the directors or officers;

-Any person proposed as a nominee for election as a director;

-Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to the outstanding shares of common stock;

-Any of the promoters;

-Any relative or spouse of any of the foregoing persons who has the same house as such person.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for the common stock. Claremont Technologies anticipates applying for trading of the common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, Claremont Technologies can provide no assurance that the shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Holders of The Common Stock

As of the date of this registration statement, Claremont Technologies had thirty-four (34) registered shareholders.

Rule 144 Shares

A total of 2,000,000 shares of the common stock will be available for resale to the public after August 2, 2001 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of Claremont Technologies' common stock then outstanding which, in this case, will equal approximately 51,000 shares as of the date of this prospectus; or

2. the average weekly trading volume of Claremont Technologies' common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Claremont Technologies.

Under Rule 144(k), a person who is not one of Claremont Technologies' affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, all of the 2,000,000 shares which may be sold pursuant to Rule 144 after August 2, 2001, are held by persons who are Claremont Technologies affiliates.

Stock Option Grants

To date, Claremont Technologies has not granted any stock options.

Registration Rights

Claremont Technologies has not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in Claremont Technologies' articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. Claremont Technologies would not be able to pay Claremont Technologies' debts as they become due in the usual course of business; or

2. Claremont Technologies' total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Claremont Technologies has not declared any dividends, and does not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and principal position	Fiscal Year	Salary	Bonus	Other annual compensation	Restricted stock award(s)	Securities underlying options/ SARs	LTIP payouts	All other compensation
John Morita, President, CEO, Director	2000	0	0	0	0	0	0	0
Brian Kejser, Secretary, Treasurer, CFO	2000	0	0	0	0	0	0	0
John Morita, President, CEO, Director	2001	12,000 accrued

There has been no cash payment paid to the executive officers for services rendered in all capacities to us for the fiscal period ended September 30, 2002. However, John Morita has accumulated unpaid salary of $1,000 per month since October 1, 2000. There has been no compensation awarded to, earned by, or paid to the executive officers by any person for services rendered in all capacities to us for the fiscal period ended September 30, 2002.

Stock Option Grants

Claremont Technologies did not grant any stock options to the executive officers during the most recent fiscal period ended September 30, 2002. Claremont Technologies has also not granted any stock options to the executive officers since September 30, 2002.

Employment Agreements

Claremont Technologies is a party to an executive consulting agreement with Mr. John Morita, the president, chief executive officer and a director, dated October 1st, 2000. The executive consulting agreement has a term of two years. Mr. Morita provides his services to us on a part-time basis in consideration for a consulting fee equal to $1,000 per month. See Exhibit. The consulting fee will increase to $5,000 per month in the event that aggregate financing is obtained in the amount of $650,000 during the term of the executive consulting agreement.

Claremont Technologies does not have an employment or consultant agreement with Mr. Brian Kejser, the secretary, treasurer, chief financial officer and a director. Claremont Technologies does not pay any consulting fee or salary to Mr. Kejser.

FINANCIAL STATEMENTS

Index to Financial Statements attached hereto as an Exhibit:

1. Auditors' Report, period ending September 30, 2002

2. Audited Financial Statements for the period ending September 30, 2002, including:

a. Balance Sheet

b. Statement of Opertions and Deficit

c. Statement of Cash Flow

d. Statement of Changes in Shareholders' Equit (Deficiency)

e. Notes to Financial Statements

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

FINANCIAL STATEMENTS

SEPTEMBER 30, 2002 AND 2001

(Stated in U.S. Dollars)

AUDITORS' REPORT

To the Directors and Stockholders of

Claremont Technologies Corp

(A development stage company)

We have audited the balance sheets of Claremont Technologies Corp (a development stage company) as at September 30, 2002 and 2001, and the statements of operations and deficit, cash flows, and changes in stockholders equity for the years ended September 30, 2002, 2001 and 2000, and for the cumulative period from September 14, 1999 (date of inception) to September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well was evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2002 and 2001, and the results of its operations and cash flows, and changes in stockholders equity for the years ended September 30, 2002, 2001 and 2000, and for the cumulative period from September 14, 1999 (date of inception) to September 30, 2002, in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a net loss of $140,051 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its development activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

These financial statements have been restated from those previously presented as explained in Note 8.

Vancouver, Canada "Morgan & Company"

December 11, 2002 Chartered Accountants

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

BALANCE SHEETS (RESTATED NOTE 8)

(Stated in U.S. Dollars)

	SEPTEMBER 30
	2002	2001

ASSETS

Current
Cash	$786	$28,992
Accounts receivable	-	8,743
Prepaid expense (Note 3)	4,500	5,000
	5,286	42,735

Website Development Costs, net (Note 4)	4,717	1,277

	$10,003	$44,012

LIABILITIES

Current
Accounts payable and accrued liabilities	$48,070	$19,312

Notes Payable (Note 5)	49,984	44,984
	98,054	64,296

StockHOLDERS' EQUITY (DEFICIENCY)

Share Capital
Authorized:
25,000,000 common shares with a par value of $0.001 each

Issued:
5,100,000 common shares	5,100	5,100

Additional paid-in capital	46,900	46,900

Deficit Accumulated During The Development Stage	(140,051)	(72,284)
	(88,051)	(20,284)

	$10,003	$44,012

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

STATEMENTS OF OPERATIONS AND DEFICIT (RESTATED NOTE 8)

(Stated in U.S. Dollars)

				PERIOD FROM
				INCEPTION
				SEPTEMBER 14
	YEARS ENDED			1999 TO
	SEPTEMBER 30			SEPTEMBER 30
	2002	2001	2000	2002

Revenue	$-	$30,743	$-	$30,743

Expenses
Amortization	1,560	667	56	2,283
Consulting fees	18,542	26,200	12,504	57,246
Interest and bank charges	4,844	2,318	42	7,204
Office and sundry	4,540	510	-	5,050
Professional fees	18,777	43,330	85	62,192
Rent	7,004	-	-	7,004
Software development	12,500	-	-	12,500
Computer software rights purchased	-	-	16,000	16,000
Transfer agent	-	1,315	-	1,315
	67,767	74,340	28,687	170,794

Net Loss For The Year	(67,767)	(43,597)	(28,687)	$(140,051)

Deficit, Beginning Of Year	(72,284)	(28,687)	-

Deficit, End Of Year	$(140,051)	$(72,284)	$(28,687)

Basic Loss Per Share	$(0.01)	$(0.01)	$(0.04)

Weighted Average Shares Outstanding	5,100,000	5,100,000	644,595

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

STATEMENTS OF CASH FLOWS (RESTATED - NOTE 8)

(Stated in U.S. Dollars)

				PERIOD FROM
				INCEPTION
				SEPTEMBER 14
	YEARS ENDED			1999 TO
	SEPTEMBER 30			SEPTEMBER 30
	2002	2001	2000	2002

Cash Flows From Operating Activities
Net loss for the year	$(67,767)	$(43,597)	$(28,687)	$(140,051)
Add: Item not involving the use of cash:
Amortization	1,560	667	56	2,283
	(66,207)	(42,930)	(28,631)	(137,768)

Change in assets and liabilities:
Accounts receivable	8,743	(8,743)	-	-
Prepaid expense	500	(5,000)	-	(4,500)
Accounts payable and accrued liabilities	28,758	8,227	11,085	48,070
	(28,206)	(48,446)	(17,546)	(94,198)

Cash Flows From Investing Activity
Website development costs	(5,000)	-	(2,000)	(7,000)

Cash Flows From Financing Activities
Proceeds from issue of common shares	-	-	52,000	52,000
Notes payable	5,000	44,984	-	49,984
	5,000	44,984	52,000	101,984

Change In Cash During The Year	(28,206)	(3,462)	32,454	786

Cash, Beginning Of Year	28,992	32,454	-	-

Cash, End Of Year	$786	$28,992	$32,454	$786

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY) (RESTATED - NOTE 8)

(Stated in U.S. Dollars)

	NUMBER OF		ADDITIONAL	TOTAL
	COMMON	PAR	PAID-IN	ACCUMULATED	STOCKHOLDERS
	SHARES	VALUE	CAPITAL	DEFICIT	EQUITY

Balance, September 30, 1999	-	$-	$-	$-	$-

Issue of common shares at $0.001 (issued August 2, 2000)	2,000,000	2,000	-	-	2,000

Issue of common shares at $0.01 (issued August 31, 2000)	3,000,000	3,000	27,000	-	30,000

Issue of common shares at $0.20 (issued September 26, 2000)	100,000	100	19,900	-	20,000

Net loss for the year	-	-	-	(28,687)	(28,687)

Balance, September 30, 2000	5,100,000	5,100	46,900	(28,687)	23,313

Net loss for the year	-	-	-	(43,597)	(43,597)

Balance, September 30, 2001	5,100,000	5,100	46,900	(72,284)	(20,284)

Net loss for the year	-	-	-	(67,767)	(67,767)

Balance, September 30, 2002	5,100,000	$5,100	$46,900	$(140,051)	$(88,051)

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2002 AND 2001

(Stated in U.S. Dollars)

1. NATURE OF BUSINESS AND CONTINUED OPERATIONS

All financial information presented in these financial statements is expressed in U.S. dollars and prepared in accordance with accounting principles generally accepted in the United States.

Claremont Technologies Corp was incorporated on September 14, 1999 under the laws of the State of Nevada. The Company had no activities or any transactions from inception on September 14, 1999 to September 30, 1999. The Company is a development stage company that is currently developing an internet computer software program known as "Clear Switch". The "Clear Switch" computer software program will be designed to automate the process of submission of internet web page information to major internet search engines. The Company also offers consulting services relating to the installation, maintenance and upgrades of wireless computer systems.

These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at September 30, 2002, the Company has accumulated operating losses of $140,051 since its inception, and has a stockholders' deficiency of $88,051. The continuation of the Company is dependent upon the continuing financial support of creditors and stockholders and obtaining long-term financing as well as achieving a profitable level of operations. Management plans to raise equity capital to finance the operations and capital requirements of the Company. It is management's intention to raise new equity financing of approximately $775,000 within the upcoming year. Amounts raised will be used to complete the development of the "Clear Switch" software, commence development of the Company's web site, undertake an advertising and marketing campaign and purchase of necessary equipment and supplies for the operation of the business. While the company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might arise from this uncertainty.

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2002 AND 2001

(Stated in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES

a) Software Development

i) Under the provisions of Statement of Financial Accounting Standards No. 86 - "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", issued by the Financial Accounting Standards Board, certain costs incurred in the internal development of computer software which is to be licensed to customers are capitalized. Amortization of capitalized software costs is provided upon commercial release of the products at the greater of the amount using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or, (ii) the straight-line method over the remaining estimated economic life of the product including the period being reported on.

Costs that are capitalized as part of internally developed software primarily include direct and indirect costs associated with payroll, computer time and allocable depreciation and other direct allocable costs, among others. All costs incurred prior to the establishment of technological feasibility are expensed as research and development costs during the periods in which they were incurred. The technological feasibility will be established when the Company has completed all planning, designing, coding and testing activities that are necessary to establish that the product can be produced to meet its design specifications. Capitalization stops when the product is available for general release. The amount by which unamortized software costs exceeds the net realizable value, if any, is recognized as expense in the period it is determined. The company will evaluate the net realizable value of capitalized computer software costs and intangible assets on an ongoing basis relying on a number of factors including operating results, business plans, budgets and economic projections.

Assets that are acquired for development activities that have an alternate future use will be capitalized.

ii) Under the provision of Statement of Position No. 98-1 ;Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company has capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Costs are amortized to expense over an estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operations, including training and application, are expensed as incurred. The Company evaluates the recoverability of website development costs in accordance with Financial Accounting Standards No. 121 Accounting for the Impairment of Long Lived Assets". No impairment loss has been recognized in these financial statements.

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2002 AND 2001

(Stated in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

b) Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management's best estimates as additional information becomes available in the future.

c) Income Taxes

The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109 - "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse.

d) Revenue Recognition

i) Software

The Company will recognize revenue related to software licenses and software maintenance in compliance with the American Institute of Certified Public Accountants Statement of Position No. 97-2 - "Software Revenue Recognition".

It is anticipated that the Company will license software under non cancellable license agreements and provide maintenance services, consisting of product support services and periodic updates. License fee revenues will generally be recognized when a noncancellable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, there are no significant vendor obligation, the fees are fixed and determinable, and collection is considered probable. Revenues from maintenance agreements will be recognized ratably over the maintenance period. Revenue will be deferred for post contract support and other future deliverables, and will be recognized over the support period or as the elements of the agreement are delivered. For arrangements involving multiple elements, revenue will be allocated to the various elements based upon vendor specific objective evidence of fair value based upon determinations by management. If discounts are offered in these multiple element arrangements, a proportionate amount of the discount will be applied to each portion based upon the relative fair values of each portion without regard to the discount.

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2002 AND 2001

(Stated in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

d) Revenue Recognition (Continued)

ii) Consulting

Revenue relating to consulting services can be on a time and materials basis or a fixed fee basis. For fixed fee contracts, revenue is recognized on a percentage of completion basis, generally representing time spent relative to total estimated time. For contracts that are on a time and materials basis, revenue is recognized as the services are performed. Provisions for estimated losses on contracts, if any, are recorded when identifiable.

e) Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, and accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

f) New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141 - "Business Combinations". The Statement requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting. The Company believes that the adoption of FAS No. 141 will not have a significant impact on its financial statements.

In July 2001, the FASB issued Statement No. 142 - "Goodwill and Other Intangible Assets". The Statement will require discontinuing the amortization of goodwill and other intangible assets with indefinite useful lives. Instead, these assets will be tested periodically for impairment and written down to their fair market value as necessary. This Statement is effective for fiscal years beginning after December 15, 2001. The Company believes that the adoption of FAS No. 142 will not have a material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144 - "Accounting for Impairment of Long-Lived Assets", which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses accounting and reporting of long-lived assets, except goodwill, that are either held and used or disposed of through sale or other means. The Company believes that the adoption of FAS No. 144 will not have a material impact on its financial statements.

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2002 AND 2001

(Stated in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

g) Loss Per Share

Loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic loss per share is calculated by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding for the period. There is no diluted loss per share because there are no common stock equivalents and in any event their effect would be anti-dilutive.

3. PREPAID EXPENSES

	2002	2001

Prepaid consulting fees	$4,500	$5,000

As at September 30, 2002, the Company has prepaid $4,500 for consulting fees, relating to software development, to be incurred and charged to operations subsequent to September 30, 2002.

4. WEBSITE DEVELOPMENT COSTS

	2002	2001

Cost	$7,000	$2,000
Less: Accumulated amortization	(2,283)	(723)

	$4,717	$1,277

Pursuant to an agreement, dated August 20, 2000, as amended March 15, 2002, the Company acquired a website at a cost of $2,000.

CLAREMONT TECHNOLOGIES CORP

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2002 AND 2001

(Stated in U.S. Dollars)

5. NOTES PAYABLE

	2002	2001

Notes payable to an officer of the Company are due on October 1, 2004, together with interest at 10% per annum, compounded annually and payable at maturity	$31,984	$26,984

Note payable due October 1, 2004, together with interest at 10% per annum, compounded annually and payable at maturity	18,000	18,000

	$49,984	$44,984

6. RELATED PARTY TRANSACTIONS

Included in accounts payable and accrued liabilities is accrued interest of $4,709 (2001 - $2,100 and 2000 - $0), and accrued consulting fees of $12,000 (2001 - $12,000 and 2000 - $0) as the fair value of the services performed prior to October 1, 2000 is not material.

7. COMMITMENT

The Company has entered into an agreement with its president to provide consulting services at $1,000 per month, expiring September 30, 2004.

The amount paid for consulting services will increase to $5,000 per month upon the Company achieving aggregate financing of $650,000 calculated from October 1, 2000.

8. RESTATEMENT OF PRIOR YEAR'S FINANCIAL STATEMENTS

The financial statements for the year ended September 30, 2000, have been restated to give effect to the capitalization of the website development costs previously expensed. The adjustment results in an increase in website development costs of $1,944, net of accumulated amortization of $56, a decrease in loss for the year of $1,944 and a decrease in deficit of $1,944. Loss per share for the year ended September 30, 2000 remained unchanged.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Claremont Technologies has had no changes in or disagreements with the accountants.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Claremont Technologies - officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation, the Bylaws or by Agreement. The Articles of Incorporation do not specifically limit the directors' liability, however the Bylaws specify the extent and nature of any liability of directors, as detailed below. There are currently no agreements in effect, which would limit such liability. Excepted from that immunity are: (a) a willful failure to deal fairly with Claremont Technologies or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Claremont Technologies - bylaws provide that Claremont Technologies will indemnify the directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that Claremont Technologies may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that Claremont Technologies shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in Claremont Technologies' sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Claremont Technologies - bylaws provide that Claremont Technologies will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of Claremont Technologies as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

Claremont Technologies - bylaws provide that no advance shall be made by it to an officer of Claremont Technologies, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Claremont Technologies.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$200.00
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$200.00
Accounting fees and expenses	$4,000
Legal fees and expenses	$7,500
Blue Sky fees and expenses
Miscellaneous	$1,000
Total	12,900

Claremont Technologies is paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

Claremont Technologies issued 2,000,000 shares of common stock on August 4, 2000 to Mr. John Morita. Mr. Morita is a director of Claremont Technologies. Mr. Morita is the president and chief executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 at a price of $0.001 per share, for total proceeds of $2,000. The 2,000,000 shares of common stock are restricted shares as defined in the Securities Act.

Claremont Technologies completed an offering of 3,000,000 shares of the common stock at a price of $0.01 per share to a total of 13 purchasers on August 31, 2000. The total amount received from this offering was $30,000. Claremont Technologies completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he or she was a non-U.S. person as defined in Regulation S. Claremont Technologies did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Claremont Technologies completed an offering of 100,000 common shares at a price of $0.20 per share to a total of 20 purchasers pursuant to Regulation S of the Securities Act on September 26, 2000. The total proceeds realized from this offering were $20,000. Each purchaser represented that he or she was a non-U.S. person as defined in Regulation S. Claremont Technologies did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27. EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
2.1	Purchase Agreement
3.1	Articles of Incorporation
3.2	By-Laws and Amended By-Laws
5.2	Acquisition Agreement dated August 20, 2000 between Claremont Technologies and Southern Palm Development Corp.
10.1	Executive Consulting Agreement between Claremont Technologies and John Morita
23.1(i)	Consent of Counsel
23.1(ii)	Consent of Morgan & Company

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Claremont Technologies has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Claremont Technologies will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and Claremont Technologies will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on __________________ 2002.

CLAREMONT TECHNOLOGIES CORP.

By: ______________

John Morita, President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates stated.

By: ______________

John Morita, President

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John Morita, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE
_______________________	President, Chief Executive Officer, Director	_________
John Morita
_______________________	Secretary, Treasurer, Chief Financial Officer, Director	_________
Brian Kejser
_______________________	Controller or Principal Accounting Officer	_________
Brian Kejser